As filed with the Securities and Exchange Commission on September 15, 2000

                                                 Registration No. 333-45366
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                             (Amendment No. 1)

                              ------------------

                                 ULTICOM, INC.
             (Exact Name of Registrant as Specified in its Charter)

       New Jersey                    3661                    22-2050748
     (State or Other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
    Incorporation or          Classification Code
      Organization)                 Number)

                                1020 Briggs Road
                          Mt. Laurel, New Jersey 08054
                                 (856) 787-2700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               Mr. Shawn Osborne
                     President and Chief Executive Officer
                                 Ulticom, Inc.
                                1020 Briggs Road
                          Mt. Laurel, New Jersey 08054
                                 (856) 787-2700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

  Stephen M. Besen, Esq.      Ira Rosenberg, Esq.      Barbara L. Becker, Esq.
Weil, Gotshal & Manges LLP    Sills Cummis Radin
     767 Fifth Avenue         Tischman Epstein &       Gibson, Dunn & Crutcher
                                  Gross, P.A.                 LLP
 New York, New York 10153
                              1 Riverfront Plaza        200 Park Avenue
      (212) 310-8000
                           Newark, New Jersey 07102   New York, New York 10166

                                (973) 643-7000
                                                         (212) 351-4000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                          Proposed      Proposed
                                          maximum       maximum
 Title of each class of     Amount     offering price  aggregate    Amount of
    securities to be         to be       per Common     offering   registration
       registered        registered(1)    Share(2)      price(2)       fee
-------------------------------------------------------------------------------
Common stock, no par
 value.................    4,887,500       $56.44     $275,850,500  $72,824.53
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 637,500 shares of common stock subject to the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), equals the average of the high and low sales prices of our common stock on the Nasdaq Stock Market on September 1, 2000.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS    Subject to Completion, dated September 15, 2000

                                4,250,000 Shares

                                 [LOGO ULTICOM]


                                  Common Stock

            -------------------------------------------------------

This is an offering of shares of common stock of Ulticom, Inc. Of the 4,250,000 shares being sold in this offering, Ulticom is selling 2,843,374 shares and the selling shareholders are selling 1,406,626 shares. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Our common stock is traded on the Nasdaq National Market under the symbol ULCM. On September 14, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $52.50 per share.

Investing in the shares involves risk. See "Risk Factors" beginning on page 6.

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to Ulticom.............................................    $       $
Proceeds to Selling Shareholders................................    $       $

We have granted the underwriters a 30-day option to purchase up to 637,500 additional shares to cover any over-allotments.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about     , 2000.

            -------------------------------------------------------

Lehman Brothers
             Chase H&Q
                     Bear, Stearns & Co. Inc.
                                                      U.S. Bancorp Piper Jaffray

    , 2000

                                     [LOGO]
                                Network Software



                                    [PHOTO]

                               TABLE OF CONTENTS

Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Special Note Regarding Forward-Looking Statements.........................   12
Use Of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Market Price For Our Common Stock.........................................   13
Capitalization............................................................   14
Selected Financial Data...................................................   15
Management's Discussion And Analysis Of Financial Condition And Results Of
 Operations...............................................................   16

Business...................................................................  22
Management.................................................................  33
Related Party Transactions.................................................  42
Principal And Selling Shareholders.........................................  45
Description Of Securities..................................................  47
United States Federal Tax Considerations For Non-United States Holders.....  50
Shares Eligible For Future Sale............................................  52
Underwriting...............................................................  53
Legal Matters..............................................................  56
Experts....................................................................  56
Available Information......................................................  56

                              ------------------

  You should only rely on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                    [This page is intentionally left blank.]

                               PROSPECTUS SUMMARY

  This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before deciding to invest in our common stock.

                                    Ulticom

  We provide network signaling software for wireless, wireline and Internet communication services. Our Signalware call control products interconnect the complex switching, database and messaging systems and manage the vital number, routing and billing information that form the backbone of today's communication networks. These products incorporate signaling system #7, a widely used set of signaling standards and protocols for communication networks worldwide. Signalware enables communication service providers to offer intelligent network services, such as voice-activated dialing, prepaid calling, caller ID and text messaging. These products also enable voice and data networks to interoperate, or converge, allowing service providers to offer such converged network services as voice over the Internet and Internet call waiting. Our new Nexworx product line is designed to move service control into the hands of subscribers, so that businesses or consumers can access network resources to create, manage and personalize their communication services.

  Demand for enhanced voice and data communication services has grown rapidly over recent years due to the emergence of the Internet, the growth in wireless subscribers, and the proliferation of competitive service providers. Network equipment manufacturers, application developers and service providers increasingly require enabling products that allow the rapid development and delivery of these enhanced services. Our products offer the following key benefits:

  Accelerated Time to Market. We believe our comprehensive solutions allow customers to deploy services more rapidly than internally developed alternatives. In addition, our products allow our customers to concentrate their efforts on application development, significantly reducing the time it takes for them to bring communication services to market.

  Network and Platform Interoperability. Our products are designed for deployment on disparate network environments and multiple computer platforms. Signaling networks around the world vary based on different country standards and infrastructures. Our products overcome these differences and provide our customers with the ability to create applications that are marketable around the world. Our products also provide our customers with the flexibility to develop applications on one computing platform and then migrate to another as market demands or industry standards change.

  High Performance and Reliability. Service providers consider it critical that their networks provide high quality, uninterrupted service. As a result, they will only purchase solutions that are stable, fast and scalable. Our products meet the need to provide these mission-critical performance and reliability requirements.

  We have over 45 customers throughout North America, Europe and the Pacific Rim and our products are deployed globally by major service providers in more than 75 countries. Our products are used by equipment manufacturers, application developers and service providers. Our customers include communication industry leaders such as Ericsson, Siemens and Comverse Network Systems, each of which accounted for at least 10% of our revenues in fiscal 1999, and for the six months ended July 31, 2000.

  We are a subsidiary of Comverse Technology, Inc. Our company was incorporated in New Jersey on December 18, 1974 as "Dale, Gesek, McWilliams & Sheridan, Inc.," and we were formerly known as "DGM&S Telecom, Inc." In May 1999 we changed our name to "Ulticom, Inc." Our principal executive offices are located at 1020 Briggs Road, Mount Laurel, New Jersey 08054. Our telephone number is
(856) 787-2700.

                                  The Offering

Common Stock offered by us................................... 2,843,374 shares

Common Stock offered by selling shareholders................. 1,406,626 shares

Common Stock to be outstanding after this offering........... 40,510,964 shares

Over-allotment option........................................ 637,500 shares

Nasdaq National Market symbol................................ "ULCM"

  The Common Stock outstanding after this offering:

  . excludes 3,659,472 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2000 under our stock incentive compensation plan, with a weighted average exercise price of $4.56 per share; and

  . includes 40,000 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2000 under our stock incentive compensation plan, which options will be exercised prior to the completion of this offering.

                             About This Prospectus

  Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

  References in this prospectus to Comverse refer to our controlling shareholder, Comverse Technology, Inc., and its subsidiaries excluding Ulticom. References in this prospectus to Comverse Network Systems refer to our affiliate, Comverse Network Systems, Inc. and its subsidiaries. Comverse Network Systems is a wholly-owned subsidiary of Comverse.

  In 1998, we changed our fiscal year from the calendar year to the fiscal year ending January 31. References in this prospectus to fiscal 1997 refer to the year ended December 31, 1997. References in this prospectus to fiscal 1998 refer to our fiscal year ended January 31, 1999. References in this prospectus to fiscal 1999 refer to our fiscal year ended January 31, 2000.

                             SUMMARY FINANCIAL DATA

  The following table summarizes the financial data for our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     One Month    Year Ended      Six Months
                          Year Ended December 31,      Ended      January 31,   Ended July 31,
                          ------------------------- January 31, --------------- ---------------
                           1995     1996     1997      1998      1999    2000    1999    2000
                          -------  -------  ------- ----------- ------- ------- ------- -------
                                 (In thousands, except per share data)
Statement of Operations
 Data:
Sales...................  $15,355  $ 6,450  $14,559   $  212    $18,629 $25,831 $11,432 $19,417
Income (loss) from
 operations.............      553   (2,183)   3,775     (635)     2,844   2,809   1,102   3,053
Net income (loss).......  $  (213) $(1,577) $ 2,055   $ (431)   $ 1,567 $ 1,574 $   612 $ 2,677
Earnings (loss) per
 share:
Basic...................  $ (0.01) $ (0.05) $  0.06   $(0.01)   $  0.05 $  0.05 $  0.02 $  0.07
Diluted.................  $ (0.01) $ (0.05) $  0.06   $(0.01)   $  0.05 $  0.05 $  0.02 $  0.07
Shares used in computing
 basic earnings per
 share..................   32,727   32,727   32,727   32,727     32,727  32,727  32,727  35,886
Shares used in computing
 diluted earnings per
 share..................   32,727   32,727   32,727   32,727     33,087  33,759  33,579  38,743

  The following table summarizes our balance sheet as of July 31, 2000:

  .  on an actual basis; and

  .  on an as adjusted basis to give effect to:

    . the sale by us of 2,843,374 shares in this offering, at an assumed offering price of $52.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, and our anticipated application of the net proceeds of the offering; and

    . the exercise of options to purchase 40,000 shares of our common stock under our stock incentive compensation plan, which options will be exercised prior to the completion of this offering.

                                                                    As of
                                                                July 31, 2000
                                                              -----------------
                                                                         As
                                                              Actual  Adjusted
                                                              ------- ---------
                                                               (In thousands)
Balance Sheet Data:
Cash and cash equivalents.................................... $67,460 $ 209,540
Working capital..............................................  57,223   199,303
Total assets.................................................  79,456   221,536
Long-term debt...............................................     --        --
Stockholders' equity.........................................  61,885   203,965

                                  RISK FACTORS

  Investing in our common stock involves risk. You should carefully consider the risks described below and other information in this prospectus before deciding to invest in our common stock.

Risks Related To Our Business

Because our quarterly operating results may fluctuate significantly and may be below the expectations of analysts and investors, the market price for our stock may be volatile.

  Our quarterly operating results are difficult to predict and may fluctuate significantly in the future. As a result, our stock price may be volatile. The following factors, many of which are outside our control, can cause fluctuations in our operating results and volatility in our stock price:

  .  the size, timing, terms and conditions of orders and shipments

  .  customer order deferrals in anticipation of enhancements or new products

  .  unanticipated delays or problems in releasing new products

  . the timing and success of our customers' deployment of network services and products

  . the relative mix of products and services we sell through our direct and indirect sales channels

  .  our timing of and investments in research and development activities

  Since our products have long sales cycles which typically range from six to twelve months, our ability to forecast the timing and amount of specific sales is limited. The deferral or loss of one or more significant sales could materially adversely affect our operating results in any fiscal quarter, especially if there are significant sales and marketing expenses associated with the deferred or lost sales. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to compensate for an unexpected near-term shortfall in revenues.

We are dependent upon sales of our Signalware products and any reduction in demand for these products could adversely affect our business and operating results.

  Our Signalware products generated substantially all of our product sales during the last two years. We expect sales of these products to continue to account for a substantial amount of our revenues for the foreseeable future. As a result, we are more likely to be adversely affected by a reduction in demand for our Signalware products than companies who sell multiple products. This risk will continue if we are not successful in marketing our Nexworx products because the markets they are meant to address may not develop or they may not be accepted by the market. We may also not be successful in taking any other steps to reduce the risk associated with any slowdown in demand for our Signalware products. As a result, we are dependent on sales of our Signalware products and any decline or slow down in sales of our Signalware products could adversely effect our operating results.

We depend on a limited number of customers, and the loss of any of these customers could adversely affect our business and operating results.

  Historically, a limited number of customers have accounted for a significant percentage of our revenues in each fiscal quarter. Our five largest customers, which include Comverse Network Systems, accounted for approximately 64% of our revenues for fiscal 1999 and 69% for the six months ended July 31, 2000. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. The loss of any of these customers could have a material adverse effect on our business. In order to increase our revenues, we will need to attract additional significant customers on an ongoing basis.

Our significant international sales subject us to currency exchange risks.

  Revenues from customers located outside the U.S. represented approximately 50%, 51%, 63% and 67% of our revenues in fiscal 1997, fiscal 1998, fiscal 1999, and the six months ended July 31, 2000, respectively. To date, international sales have been denominated solely in U.S. dollars. As a result, our sales may be adversely affected by a strengthening U.S. dollar in general or a weakening of other currencies in the countries in which we have sales. In future periods we expect a portion of international sales may be denominated in currencies other than U.S. dollars, which could expose us to gains and losses on non-U.S. currency transactions.

Our failure to hire and retain the personnel we need could limit our ability to grow.

  We depend on the continued services of our executive officers and other key personnel. In addition, we need to attract and retain a substantial number of new employees, particularly sales and marketing personnel and technical personnel, with signaling system #7 knowledge and experience. If we are unable to attract and retain qualified employees, our ability to continue our growth could be impaired. Competition for new hires is intense, and we have experienced difficulty in recruiting qualified personnel due to the market demand for their services. We historically have filled a portion of our new personnel needs with non-U.S. citizens holding temporary work visas that allow such persons to work in the U.S. for only a limited period of time. Accordingly, any change in U.S. immigration policy limiting the issuance of temporary work visas could adversely affect our ability to recruit new personnel.

We may decide to make acquisitions or investments in the future which could turn out to be unsuccessful.

  We may in the future pursue acquisitions of businesses, products and technologies, or the establishment of joint venture arrangements, that could expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology or product could cause diversion of management's time and resources. Our future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. In addition, we may fail to successfully integrate acquired businesses with our operations or successfully realize the intended benefits of any acquisition.

We rely on a limited number of suppliers for our board components and we may not be able to obtain substitute suppliers on terms that are as favorable if our supplies are interrupted.

  The components included in our printed circuit interface boards are acquired from a limited number of suppliers. We purchase relatively small amounts of components from these suppliers and do not have any long term supply agreements. If there is a shortage of supply for these components, we may be more likely to have our supply interrupted because we are a relatively small purchaser. In this case, alternate sourcing would be required. This sourcing may not be available on reasonable terms, if at all, and could delay or prevent customer deliveries.

Our reliance on a limited number of independent manufacturers to manufacture boards for our products could lead to a disruption in supply of these boards.

  We do not subcontract to manufacture a large number of boards and do not have any manufacturing agreements. If our manufacturers experience financial, operational, manufacturing capacity or other difficulties, we are more likely to have our supply disrupted because their volume of business with us is relatively small. In this case, we will be required to seek alternate manufacturers. We may not be able to find alternate manufacturers that meet our requirements and existing or alternative sources for boards may not continue to be available at favorable prices. Our inability to develop alternative sources if and as required in the future could result in delays or reductions in product shipments or increases in product costs. In addition, we have reduced control over product quality and delivery schedules because we rely on independent manufacturers.

Our products may become inoperable if we cannot adapt them to conform with new computer hardware and/or new versions of, and other changes in, operating systems.

  We have no control over the producers of computer hardware or operating systems on which our products operate, or the timing or nature of changes that such producers may make to such hardware or operating systems. For example, in response to the release of a new version of an operating system, we may need to make changes to our products or substantially modify our product design. Any such change or modification may be costly, may take a significant amount of time and may not prove successful. Any delay in integrating our products with new hardware or new releases of operating systems could delay or prevent product shipments.

Our products may contain undetected defects, which could impair market acceptance of these products.

  Software products as complex as those we offer may contain undetected defects or errors, particularly when first introduced or as new versions are released. Despite our testing we may not discover such defects or errors until after our product has been released and used by the customer. These defects or errors could result in delayed acceptance of our product or in lost sales. We may not be able to detect all defects or errors in our products prior to their release. Undetected defects or errors in future releases of our products would force us to prepare corrective releases. In addition, defects or errors in our products may result in product liability claims brought against us, which could cause adverse publicity and impair market acceptance of our products.

Our products may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

  The communications industry is characterized by the existence of a large number of patents and frequent allegations of patent infringement. We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. Any proceeding alleging infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements rather than dispute the merits of any such proceeding initiated against us. We may not be able to procure such royalty or license agreements on terms acceptable to us, if at all. As the number of communications network products increases and the functionality of these products further overlaps, we believe that we may become increasingly subject to allegations of infringement. Patent holders or other holders of intellectual property may initiate legal proceedings against us and we may not be successful in defending against such proceedings.

If our products infringe on the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer.

  We have agreed to indemnify some of our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to incur protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they sell. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop selling and/or using our products.

Third parties might infringe upon our proprietary technology causing a diversion of our management and other resources.

  Our continued success depends in part upon our proprietary technology. We do not generally make our proprietary software code available to our customers. Exceptions to this principle were made in the past in limited circumstances for large customers where adequate controls were in place to protect our intellectual property rights. However, it is possible that our proprietary software code has in the past and will in the future be copied or used inappropriately.

  Despite the measures taken by us, it may be possible for a third party to copy or otherwise use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. This litigation could be time consuming and expensive to prosecute or resolve and result in substantial diversion of management resources. In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. We do not know if we will always be successful in protecting our proprietary technology.

Certain provisions of our certificate of incorporation and New Jersey law may make it more difficult for you to get a change in control premium.

  Our board's ability to designate and issue up to 10,000,000 shares of undesignated stock and to change the designations, numbers, relative rights, preferences and limitations of any authorized but unissued shares of preferred stock could adversely effect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of our company. If this occurred you could lose the opportunity to get a premium on the sale of your shares in a change of control transaction.

  In addition, the New Jersey Shareholders Protection Act contains provisions that would have the effect of restricting, delaying and/or preventing altogether certain business combinations with interested shareholders. Interested shareholders include, among others, any person that after this offering becomes a beneficial owner of 10% or more of our outstanding common stock. These provisions could also limit your ability to obtain a premium in a change of control transaction.

Because a significant portion of our sales are made to customers in Israel, political, military and economic conditions in that country may adversely affect our business and operating results.

  Political, economic and military conditions in Israel may affect our sales. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Our sales could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel.

Risks Related To The Market For Our Products

If the convergence of different types of communications switching networks does not occur, or takes longer than anticipated, sales of our network software products, and our profitability, would be adversely affected.

  We expect a substantial portion of any increases in our future sales of network software products may result from the interconnection, or convergence, of the two types of switching networks, circuit based networks and packet based networks. See "Business--Industry Background" on page 22 for an explanation of these types of networks. If the convergence of these two types of networks does not occur or occurs at a slower pace than we expect, the growth opportunities for our business could be limited. Factors that could prevent or delay this convergence include:

 . the failure to solve or difficulty in solving certain technical obstacles to the transmission of voice conversations over a packet network;

 . delays in the formulation of standards for the transmission of voice conversations over a packet network, which may cause service providers to delay their purchasing plans; and

 . the imposition on packet network operators of access fees, would reduce the economic advantages of using packet networks.

If signaling system #7 does not play an integral role in the architecture for converged circuit and packet networks, our business and operating results could suffer.

  All of our products are designed to support signaling system #7. If future networks do not utilize signaling system #7 and we are unable to adapt our products to work with the appropriate converged network signaling protocols, our products will become less competitive or obsolete. In that event our future sales will be adversely affected and we will have to expend significant resources to develop new products, thereby increasing our costs. We do not know if signaling system #7 or our products will play a key role as network architecture designs for converged circuit and packet networks evolve. In addition, signaling system #7 may be modified substantially for the architecture of converged networks. Any of these changes or adaptations may be costly. Moreover, we may not be able to respond to this modification in a timely manner, or at all.

If we are not successful in continuing to develop our Nexworx products or if these products are not accepted in the market, our growth opportunities could be limited.

  We are developing our Nexworx service control products. We have recently introduced our first Nexworx product, from which we have derived limited revenues. The success of this product line is dependent primarily upon the development of a market for these types of products and customer acceptance of our products. If a market for these or other new products does not develop or development takes longer than anticipated, or if our Nexworx products are not accepted by our customers, our continued growth could be adversely affected and our investment in these products may be lost.

If we are unable to compete successfully against our competitors or if our customers opt to develop internal substitutes for our products, our business and operating results could suffer.

  The market for communication network signaling software is intensely competitive, both in the U.S. and internationally. Increased competition could make it more difficult for us to sustain our growth or increase our profitability. Our competitors may be able to develop more quickly or adapt faster to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. New competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, some of our customers may in the future decide to develop internally their own signaling software platforms and other software-based solutions instead of purchasing them from us. Increased competition could force us to lower our prices or take other actions to differentiate our products.

Because our software products are integrated into products of equipment manufacturers and application developers, we depend on our relationships with these customers and we are potentially vulnerable to the performance of their products.

  Our products are primarily sold to equipment manufacturers and application developers, who integrate our products with their products and sell them to service providers. Equipment manufacturers and application developers who make their product design compatible with ours and choose to purchase our products may not develop or deliver their products on a timely basis, or may not develop products which perform as expected or are priced competitively. If they are not successful in the development and deployment of their products, our business and operating results may suffer. In addition, if we cannot successfully establish channel and marketing relationships with leading equipment manufacturers and application developers or maintain these relationships on favorable terms, our business and operating results may suffer.

Demand for our products might decrease if our prospective customers continue to consolidate.

  We sell our products to the communications industry. The communications industry has been undergoing a period of rapid consolidation during the past few years. Further consolidations of our prospective customers may delay or cause cancellations of significant sales of our products.

Risks Related To Our Relationship With Comverse

Comverse will control our business and affairs and its interests may not be aligned with your interests.

  Upon completion of the offering, Comverse, which is not a selling shareholder in this offering, will beneficially own approximately 77% of the outstanding shares of common stock. Consequently, Comverse effectively controls the outcome of all matters submitted for shareholder action, including the composition of our board of directors and the approval of significant corporate transactions. Through its representation on our board of directors, Comverse has a controlling influence on our management, direction and policies, including the ability to appoint and remove our officers. As a result Comverse may cause us to take actions which may not be aligned with your interests. For example, Comverse may prevent or delay any transaction involving a change in control or in which shareholders might receive a premium over the prevailing market price for their shares.

We may lose business opportunities to Comverse that might otherwise be available to us.

  We have entered into an agreement with Comverse which addresses potential conflicts of interest between Comverse and us. This agreement allocates between Comverse and us opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. As a result, we may lose business opportunities that could be valuable to us. In general, we are precluded from pursuing opportunities offered to directors, officers or employees of Comverse who may also be our directors, officers or employees, unless Comverse fails to pursue these opportunities. See "Related Party Transactions--Conflicts of Interest."

Comverse may compete with us and competes with some of our customers.

  Comverse may engage in any business that is similar to ours, do business with a potential or actual customer of ours or employ, solicit or engage any of our officers, directors or employees. If Comverse competes with us or our customers, our business may suffer. For example, we may from time to time lose a revenue-earning opportunity to supply a customer with our products if that customer is not awarded a project that was awarded to Comverse Network Systems. Although our products would likely be included in Comverse Network Systems' products, because Comverse Network Systems has a non-exclusive royalty-free license to use our products we would not earn any license revenues.

Our directors and employees that also hold positions with Comverse may have conflicts of interest with respect to matters involving both companies.

  Five of our nine directors are officers and/or directors of Comverse, or otherwise affiliated with Comverse. These directors have fiduciary duties to both companies and may have conflicts of interest on matters affecting both us and Comverse and in some circumstances may have interests adverse to our interests.

  Our Chairman and director, Mr. Kobi Alexander, will continue to be Chairman, President and Chief Executive Officer of Comverse following the offering. In addition, our Chief Financial Officer and director, Mr. David Kreinberg, will continue to be Vice President of Finance and Chief Financial Officer of Comverse following the offering. These positions with Comverse will continue to impose significant demands on their time and present potential conflicts of interest following the offering. Messrs. Alexander and Kreinberg will spend a substantial amount of their professional time and effort on behalf of Comverse. In many instances, their efforts for Comverse will relate to activities which are related to our interests.

We are potentially liable for taxes not our own which taxes arise during the period in which we were included in Comverse's consolidated group for tax purposes.

  After this offering is completed we will cease to be included in the Comverse consolidated group for federal income tax purposes. Prior to the completion of this offering we were included in the Comverse consolidated group for federal income tax purposes and we did not file our own federal income tax returns. To the extent Comverse or other members of the group fail to make any federal income tax payments required of them by law in respect of years for which Comverse files consolidated federal income tax returns which include us, we would be liable for the shortfall. Similar principles apply for state income tax purposes in many states. In addition, by virtue of its controlling ownership and our tax sharing agreement with Comverse, Comverse effectively controls all our tax decisions for periods prior to the completion of this offering. For periods during which we are included in the Comverse consolidated group for federal income tax purposes, Comverse has sole authority to respond to and conduct all tax proceedings and audits relating to us, to file all income tax returns on our behalf and to determine the amount of our liability to, or entitlement to payment from, Comverse under our tax sharing agreement. Despite this agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation and we could, under certain circumstances be liable for taxes of other members of the Comverse consolidated group.

  For a discussion of our relationships with Comverse, see "Related Party Transactions--Relationship with Comverse."

Risks Related To This Offering

The stock prices of technology companies such as ours are highly volatile and could drop unexpectedly.

  The market price of our common stock is subject to significant fluctuations. The public markets have experienced volatility that has particularly affected the market prices of securities of many technology companies for reasons that have often been unrelated to operating results. This volatility may adversely affect the market price of our common stock and our visibility and credibility in the markets.

Future sales of our common stock may hurt our market price.

  A substantial number of shares of our common stock will be available for resale within a short period of time after the offering. If our shareholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

Because we do not have specific uses for a significant portion of the proceeds of this offering, investors are relying on management's judgment as to the use of these proceeds.

  Our management will have broad discretion over the allocation of a significant portion of the net proceeds from the offering as well as over the timing of their expenditure. As a result, investors will be relying upon management's judgement with only limited information about its specific intentions for the use of such proceeds. If our management is not successful in utilizing these proceeds, the value of your investment may decline.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements may be found in the sections of this prospectus entitled, "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in this prospectus generally. These statements may be identified by the use of words such as "expect," "estimate," "anticipate," "intend," "plan" and "will" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS

  We estimate that the net proceeds we will receive from this offering, assuming a public offering price of $52.50 per share, will be approximately $142.1 million, or approximately $174.0 million if the underwriters exercise their over-allotment option in full, in each case after deducting the underwriting discounts and commissions and estimated expenses of this offering. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

  We expect to use the net proceeds that we receive from this offering to finance the continued growth of our business and for general corporate purposes. We may also use a portion of the proceeds for acquisitions or other investments. However, we have no present understanding or agreement relating to any specific acquisition or investment.

  We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Pending their use as described above, we intend to invest the net proceeds of this offering in interest-bearing instruments.

                                DIVIDEND POLICY

  We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business.

  Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                       MARKET PRICE FOR OUR COMMON STOCK

  Our common stock has traded on the Nasdaq National Market under the symbol ULCM since April 5, 2000. The following table sets forth the per share range of high and low closing sales prices of our common stock for the periods indicated:

                                                                   High   Low
                                                                  ------ ------
   Year ended January 31, 2001:
   First Quarter (April 5-30 only)............................... $33.00 $14.81
   Second Quarter................................................  53.44  22.06
   Third Quarter (through September 14, 2000)....................  60.97  29.19

  On September 14, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $52.50 per share.

                                 CAPITALIZATION

  The following table sets forth, as of July 31, 2000, our capitalization:

  (1) on an actual basis, and

  (2) on an as adjusted basis to give effect to:

    . the sale of the 2,843,374 shares offered by us in this offering, at an assumed offering price of $52.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom; and

    . the exercise of options to purchase 40,000 shares of our common stock under our stock incentive compensation plan, which options will be exercised prior to the completion of this offering.

  The table excludes 3,659,472 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2000 under our stock incentive compensation plan, with a weighted average exercise price of $4.56 per share.

  Please read this table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus.

                                                            As of July 31, 2000
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------- -----------
                                                              (in thousands)
Cash and cash equivalents.................................. $67,460  $209,540
                                                            =======  ========
Long-term debt............................................. $   --   $    --
                                                            -------  --------
Stockholders' equity:
Undesignated Stock, no par value, 10,000,000 shares
 authorized; no shares issued and outstanding..............     --        --
Common Stock, no par value, 200,000,000 shares authorized;
 37,627,590 shares issued and outstanding on an actual
 basis; and 40,510,964 shares issued and outstanding on an
 as adjusted basis.........................................     --        --
Additional paid-in capital.................................  58,098   200,178
Retained earnings..........................................   3,787     3,787
                                                            -------  --------
Total stockholders' equity.................................  61,885   203,965
                                                            -------  --------
Total capitalization....................................... $61,885  $203,965
                                                            =======  ========

                            SELECTED FINANCIAL DATA

  We derived the selected financial data presented below from our financial statements and related notes included in this prospectus. You should read the selected financial data together with our financial statements and related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Statements of operations data for the year ended December 31, 1997, the one month ended January 31, 1998 and the years ended January 31, 1999 and 2000, and the balance sheet data at January 31, 1999 and 2000 have been derived from our financial statements which have been audited and reported on by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. Statements of operations data for the year ended December 31, 1996 and balance sheet data at January 31, 1998 have been derived from audited financial statements not included herein. Statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our unaudited financial statements not included herein.

  Statements of operations data for the six months ended July 31, 1999 and 2000 and the balance sheet data as of July 31, 2000 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. Our unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of our management, are necessary for a fair presentation of the results for these periods. Operating results for the six months ended July 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended January 31, 2001.

                                                      One Month    Year Ended        Six Months
                          Year Ended December 31,       Ended     January 31,      Ended July 31,
                          -------------------------  January 31, ----------------  ----------------
                           1995     1996     1997       1998      1999     2000     1999     2000
                          -------  -------  -------  ----------- -------  -------  -------  -------
                                 (In thousands, except per share data)
Statement of Operations
 Data:
Sales...................  $15,355  $ 6,450  $14,559    $  212    $18,629  $25,831  $11,432  $19,417
Cost of sales...........    7,238    2,853    4,495       294      6,131    8,883    3,964    6,443
                          -------  -------  -------    ------    -------  -------  -------  -------
Gross profit............    8,117    3,597   10,064       (82)    12,498   16,948    7,468   12,974
Research and
 development............    2,644    1,905    2,398       205      4,706    6,015    2,704    4,285
Selling, general and
 administrative.........    4,920    3,875    3,891       348      4,948    8,124    3,662    5,636
                          -------  -------  -------    ------    -------  -------  -------  -------
Income (loss) from
 operations.............      553   (2,183)   3,775      (635)     2,844    2,809    1,102    3,053
Interest income
 (expense), net.........     (328)    (342)    (507)      (45)      (350)    (271)    (109)   1,263
                          -------  -------  -------    ------    -------  -------  -------  -------
Income (loss) before
 income taxes...........      225   (2,525)   3,268      (680)     2,494    2,538      993    4,316
Income tax provision
 (benefit)..............      438     (948)   1,213      (249)       927      964      381    1,639
                          -------  -------  -------    ------    -------  -------  -------  -------
Net income (loss).......  $  (213) $(1,577) $ 2,055    $ (431)   $ 1,567  $ 1,574  $   612  $ 2,677
                          =======  =======  =======    ======    =======  =======  =======  =======
Earnings (loss) per
 share--
Basic...................   ($0.01)  ($0.05) $  0.06    ($0.01)   $  0.05  $  0.05  $  0.02  $  0.07
Diluted.................   ($0.01)  ($0.05) $  0.06    ($0.01)   $  0.05  $  0.05  $  0.02  $  0.07
Shares used in computing
 basic
 earnings per share.....   32,727   32,727   32,727    32,727     32,727   32,727   32,727   35,886
Shares used in computing
 diluted
 earnings per share.....   32,727   32,727   32,727    32,727     33,087   33,759   33,579   38,743

                                                                               As of
                           As of December 31,          As of January 31,       July
                         -------------------------  -------------------------   31,
                          1995     1996     1997     1998     1999     2000    2000
                         -------  -------  -------  -------  -------  ------- -------
Balance Sheet Data:
Cash and cash
 equivalents............ $   206  $   315  $ 1,030  $   584  $ 2,544  $ 6,299 $67,460
Working capital
 (deficit)..............  (3,080)  (4,699)  (2,999)  (3,513)  (2,236)     742  57,223
Total assets............   6,317    4,858    7,319    6,878    8,883   17,364  79,456
Long-term debt..........     --       --       --       --       --     3,800     --
Stockholders' equity
 (deficit)..............    (858)  (3,389)  (1,333)  (2,021)    (454)   1,120  61,885
Dividend to parent......     --       953      --       256      --       --      --

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results should be read in conjunction with our financial statements and the related notes thereto which appear elsewhere in this prospectus.

Overview

  Substantially all of our product revenues have been generated by our Signalware product line. Signalware product sales consist of software licenses, printed circuit interface boards, training, and support revenues. In certain limited circumstances, we sell Signalware development services typically under fixed fee arrangements with our customers. New customers begin development of applications and services by purchasing the appropriate Signalware development kit, which includes a development site license, an interface board, and a one-year maintenance plan. At deployment, the customer generally purchases one or more deployment licenses, additional interface boards and a deployment maintenance and support plan.

  In accordance with Statement of Position 97-2, "Software Revenue Recognition," product revenues are generally recognized in the period in which the products are delivered and accepted by the customer, the fee is fixed and determinable and collection is considered probable. When we have significant obligations subsequent to shipment, revenues are not recognized until the obligations are fulfilled. Revenues from arrangements that include significant acceptance terms are not recognized until acceptance has occurred. Revenues from product support services, including those included in initial licensing fees, are recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value determined using vendor-specific objective evidence.

  During the last three years, a growing proportion of our total revenues were derived from customers located outside the U.S. To date international sales have been denominated in U.S. dollars. Accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. However, we expect that in future periods, a portion of international sales may be denominated in currencies other than U.S. dollars, which could expose us to gains and losses on non-U.S. currency transactions. We may choose to limit our exposure by utilizing hedging strategies. There can be no assurance that any such hedging strategies that we undertake would be successful in avoiding exchange rate losses.

  Our cost of sales include material costs, subcontractor costs, salary and related benefits for the operations and service departments, depreciation and amortization of equipment used in the operations and service departments, amortization of capitalized software costs and an overhead allocation. Our research and development costs include salaries and related benefits as well as travel, depreciation and amortization of research and development equipment, an overhead allocation, as well as other costs associated with our research and development activities. Our selling, general and administrative costs include salary and related benefits, travel, depreciation and amortization, marketing and promotional materials, recruiting expenses, professional fees, corporate services provided by Comverse, facility costs, as well as other costs associated with our sales, marketing, finance and administrative departments.

Results of Operations

  The following table sets forth, for the periods indicated, certain financial data expressed as a percentage of sales:

                                                                  Six Months
                             Year      One Month  Year Ended      Ended July
                            Ended        Ended    January 31,         31,
                         December 31, January 31, -------------   -------------
                             1997        1998     1999    2000    1999    2000
                         ------------ ----------- -----   -----   -----   -----
Sales...................    100.0 %      100.0 %  100.0 % 100.0 % 100.0 % 100.0%
Cost of sales...........     30.9        138.7     32.9    34.4    34.7    33.2
                            -----       ------    -----   -----   -----   -----
Gross profit............     69.1        (38.7)    67.1    65.6    65.3    66.8
Research and
 development............     16.5         96.7     25.3    23.3    23.6    22.1
Selling, general and
 administrative.........     26.7        164.2     26.6    31.5    32.0    29.0
Interest income
 (expense), net.........     (3.5)       (21.2)    (1.9)   (1.0)   (1.0)    6.5
                            -----       ------    -----   -----   -----   -----
Income (loss) before
 taxes..................     22.4       (320.8)    13.3     9.8     8.7    22.2
Income tax provision
 (benefit)..............      8.3       (117.5)     4.9     3.7     3.3     8.4
                            -----       ------    -----   -----   -----   -----
Net income (loss).......     14.1 %     (203.3)%    8.4 %   6.1 %   5.4 %  13.8%
                            =====       ======    =====   =====   =====   =====

Six Months Ended July 31, 2000 Compared to Six Months Ended July 31, 1999

  Sales. Sales for the six-month period ended July 31, 2000 increased by approximately $8.0 million, or 70%, over the comparable period in 1999. The increase is attributable primarily to a higher volume of sales and deployments of our Signalware products worldwide, especially to customers who provide wireless communication services or who sell products enabling the convergence of voice data networks. Sales to international customers represented 67% of our sales in the each of the six-month periods ended July 31, 2000 and 1999.

  Cost of Sales. Cost of sales for the six-month period ended July 31, 2000 increased by approximately $2.5 million, or 63%, compared to the corresponding period in 1999. Material costs increased by approximately $0.9 million, personnel-related costs increased by approximately $0.9 million and depreciation and amortization costs increased by approximately $0.6 million for the six-month period ended July 31, 2000. Gross margins (expressed as a percentage of sales) for the six-month period ended July 31, 2000 increased to approximately 67% from approximately 65% in the corresponding period in 1999.

  Research and Development Expenses. Research and development expenses for the six-month period ended July 31, 2000 increased by approximately $1.6 million, or 58%, compared to the corresponding period in 1999 due to the overall growth of research and development operations. The increase was primarily attributable to an increase in personnel-related costs of approximately $0.8 million due to the increased compensation and the hiring of additional personnel. In addition, materials costs related to research and development activities increased by approximately $0.7 million.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six- month period ended July 31, 2000 increased by approximately $2.0 million, or 54%, compared to the corresponding period in 1999. The increase is due primarily to the growth and expansion of activities in sales, marketing and administration. Personnel-related costs increased by approximately $0.9 million which primarily was due to the expansion of our marketing and sales department. Legal and consulting fees increased by approximately $0.2 million due to matters related to the expansion of our international operations. Marketing costs increased by approximately $0.1 million due to the increased activity in advertising and tradeshows.

  Interest and other income (expense), net. Interest and other income (expense), net, for the six-month period ended July 31, 2000 increased by approximately $1.4 million compared to the corresponding period in 1999. The increase was primarily a result of increased interest income of approximately $1.4 million for the six-month period ended July 31, 2000 resulting from the additional funds raised in the Company's initial public offering.

  Income Tax Provision. Provision for income taxes for the six-month period ended July 31, 2000 increased by $1.3 million, or 330%, compared to the corresponding period in 1999 due to increased pre-tax income. The overall effective tax rate was approximately 38% in each of the six month periods ended July 31, 2000 and 1999.

  Net Income. Net income for the six-month period ended July 31, 2000 increased by approximately $2.1 million, or 337%, compared to the corresponding period in 1999, primarily as a result of the factors described above. Net income as a percentage of sales increased to approximately 14% in the six-month period ended July 31, 2000 from approximately 5% in corresponding period in 1999.

 Year Ended January 31, 2000 Compared to Year Ended January 31, 1999

  Sales. Sales for our fiscal year ended January 31, 2000, or fiscal 1999, increased by approximately $7.2 million, or 39%, compared to our fiscal year ended January 31, 1999, or fiscal 1998. This increase is primarily attributable to higher volume of sales of our Signalware products to international customers. Sales to international customers represented 63% of our total sales in fiscal 1999, compared to 51% of our total sales in fiscal 1998. We believe that sales of our Signalware product to international customers will continue to represent a significant portion of our future sales.

  Cost of Sales. Cost of sales for fiscal 1999 increased by approximately $2.8 million, or 45%, compared to fiscal 1998. The increase in cost of sales is attributable to an increase in personnel-related costs of approximately $1.7 million, due to hiring of additional personnel and increased compensation and benefits for existing personnel. In addition, materials and production costs increased by approximately $1.5 million due to the increase in sales. Gross margins decreased from approximately 67% in fiscal 1998 to approximately 66% in fiscal 1999. We believe that cost of sales in the next fiscal year should not vary significantly as a percentage of sales from fiscal 1999.

  Research and Development Expenses. Research and development expenses for fiscal 1999 increased by approximately $1.3 million, or 28%, compared to fiscal 1998 due to overall growth of research and development operations and the initiation of significant new research and development projects. The increase primarily resulted from an increase in personnel-related costs of approximately $0.9 million, due to hiring of additional personnel and increased compensation and benefits for existing personnel. We expect that research and development expenses in future periods will increase further as these investments are crucial for our ability to develop our technologies and expand our product offerings to meet our customers' needs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1999 increased by approximately $3.2 million, or 64%, compared to fiscal 1998, and as a percentage of sales increased from approximately 27% for fiscal 1998 to approximately 31% for fiscal 1999. The increase was primarily a result of an increase in personnel-related costs of approximately $1.7 million, due to hiring of additional personnel and increased compensation and benefits for existing personnel. In addition, expenses related to marketing and promotional materials increased by approximately $200,000 and rent expense increased by approximately $150,000. We anticipate that selling, general and administrative expenses will continue to increase in the future as we accommodate our growth, add to our infrastructure, and incur expenses related to being a public company.

  Income Tax Provision. Provision for income taxes increased by approximately $37,000, or 4%, due to increased pre-tax income. Our overall effective tax rate increased from approximately 37% for fiscal 1998 to approximately 38% for fiscal 1999.

  Net Income. Net income increased by approximately $7,000 in fiscal 1999 compared to fiscal 1998, while net income as a percentage of sales decreased from approximately 8% for fiscal 1998 to approximately 6% for fiscal 1999. The changes resulted primarily from the factors described above.

 Year Ended January 31, 1999 Compared to Year Ended December 31, 1997

  Sales. Sales increased in fiscal 1998 by approximately $4.1 million, or 28%, compared to our fiscal year ended December 31, 1997, or fiscal 1997, primarily resulting from an increase in the number of customers deploying our Signalware products.

  Cost of Sales. Cost of sales increased in fiscal 1998 by approximately $1.6 million, or 36%, compared to fiscal 1997 primarily as a result of the increase in sales. Gross margins decreased from approximately 69% in fiscal 1997 to approximately 67% in fiscal 1998. This decrease was primarily caused by the recording of an impairment loss of approximately $0.6 million to reduce software development costs to their net realizable value.

  Research and Development Expenses. Research and development expenses increased in fiscal 1998 by approximately $2.3 million, or 96%, compared to fiscal 1997 due to overall growth of research and development operations and the initiation of significant new research and development projects. The increase primarily resulted from an increase in personnel-related costs of approximately $1.9 million due to hiring of additional personnel and increased compensation and benefits for existing personnel and increases in other costs associated with research and development operations.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in fiscal 1998 by approximately $1.1 million, or 27%, compared to fiscal 1997, and as a percentage of sales remained at approximately 27% in both periods. The increase was primarily a result of an increase in personnel-related costs of approximately $1.0 million, due to hiring of additional personnel and increased compensation and benefits for existing personnel.

  Income Tax Provision. Provision for income taxes decreased in fiscal 1998 by approximately $0.3 million, or 24%, compared to fiscal 1997 due to decreased pre-tax income. Our overall effective tax rate remained at approximately 37% for both periods.

  Net Income. Net income decreased by approximately $0.5 million, or 24%, in fiscal 1998 compared to fiscal 1997. Net income as a percentage of sales decreased from approximately 14% in fiscal 1997 to approximately 8% in fiscal 1998. The decreases resulted primarily from the factors described above.

 One Month Ended January 31, 1998 Compared to One Month Ended January 31, 1997

  Sales. Sales decreased in January 1998 by approximately $0.5 million, or 71%, compared to January 1997. The decrease was a result of decreased shipments of our Signalware product during the January 1998 period.

  Cost of Sales. Cost of sales increased in January 1998 by approximately $66,000, or 29%, compared to January 1997. The increase was primarily a result of increased personnel-related costs during the 1998 period due to hiring of additional personnel in the operations and services departments as well as increased compensation for existing personnel in those departments.

  Research and Development Expenses. Research and development expenses increased in January 1998 by approximately $80,000, or 64%, compared to January 1997. The increase was primarily a result of increased personnel-related costs during the 1998 period due to hiring of additional personnel as well as increased compensation for existing personnel.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in January 1998 by $152,000, or 78%, compared to January 1997. The increase was primarily a result of increased personnel-related costs during the 1998 period due to hiring of additional personnel as well as increased compensation for existing personnel.

  Income Tax Provision. In January 1998 we had an income tax benefit of $0.2 million, compared to an income tax expense of $53,000 in January 1997. Our effective tax rate was approximately 37% in both periods.

  Net Income (Loss). There was a net loss of approximately $0.4 million in January 1998 compared to net income of $91,000 in January 1997, as a result of the factors described above.

Selected Quarterly Results of Operations

  The following tables set forth statement of operations data for each of the ten consecutive quarters ended July 31, 2000. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our financial statements and the related notes elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results of any future period.

                                                            Three Months Ended
                         -----------------------------------------------------------------------------------------
                         Apr. 30, July 31, Oct. 31, Jan. 31, Apr. 30, July 31, Oct. 31, Jan. 31, Apr. 30, July 31,
                           1998     1998     1998     1999     1999     1999     1999     2000     2000     2000
                         -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                              (In thousands)
Sales...................  $4,261   $4,554   $4,721   $5,093   $5,363   $6,069   $6,792   $7,607   $8,826  $10,591
Cost of sales...........   1,527    1,517    1,460    1,627    1,888    2,076    2,347    2,572    2,947    3,496
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Gross profit............   2,734    3,037    3,261    3,466    3,475    3,993    4,445    5,035    5,879    7,095
Research and
 development............   1,079    1,194    1,178    1,255    1,299    1,405    1,559    1,752    1,960    2,325
Selling, general and
 administrative.........     998    1,168    1,336    1,446    1,703    1,959    2,159    2,303    2,586    3,050
Interest income
 (expense), net.........    (107)     (83)    (103)     (57)     (66)     (43)     (70)     (92)     216    1,047
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Income before income
 taxes..................     550      592      644      708      407      586      657      888    1,549    2,767
Income tax provision....     204      219      243      261      156      225      247      336      588    1,051
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Net income..............  $  346   $  373   $  401   $  447   $  251   $  361   $  410   $  552   $  961  $ 1,716
                          ======   ======   ======   ======   ======   ======   ======   ======   ======  =======
                                                            Three Months Ended
                         -----------------------------------------------------------------------------------------
                         Apr. 30, July 31, Oct. 31, Jan. 31, Apr. 30, July 31, Oct. 31, Jan. 31, Apr. 30, July 31,
                           1998     1998     1998     1999     1999     1999     1999     2000     2000     2000
                         -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
As a percentage of
 sales:
Sales...................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales...........    35.8     33.3     31.0     31.9     35.2     34.2     34.6     33.8     33.4     33.0
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Gross profit............    64.2     66.7     69.0     68.1     64.8     65.8     65.4     66.2     66.6     67.0
Research and
 development............    25.3     26.2     25.0     24.6     24.2     23.2     23.0     23.0     22.2     22.0
Selling, general and
 administrative.........    23.4     25.7     28.3     28.4     31.8     32.3     31.8     30.3     29.3     28.8
Interest income
 (expense), net.........    (2.6)    (1.8)    (2.2)    (1.2)    (1.2)    (0.7)    (1.0)    (1.2)     2.5      9.9
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Income before income
 taxes..................    12.9     13.0     13.5     13.9      7.6      9.6      9.6     11.7     17.6     26.1
Income tax provision....     4.8      4.8      5.0      5.2      2.9      3.7      3.6      4.4      6.7      9.9
                          ------   ------   ------   ------   ------   ------   ------   ------   ------  -------
Net income..............     8.1%     8.2%     8.5%     8.7%     4.7%     5.9%     6.0%     7.3%    10.9%    16.2%
                          ======   ======   ======   ======   ======   ======   ======   ======   ======  =======

  Our quarterly sales increased throughout fiscal 1998, 1999 and the six months ended July 31, 2000 primarily as a result of increased sales to international customers. Cost of sales as a percentage of sales varied in each quarter depending on the mix of sales between customers. Operating expenses increased in each quarter primarily as a result of the increase in the number of employees in research and development, sales and marketing, as well as finance and administrative functions. The increased headcount resulted from our need to support our sales growth. A large portion of our expenses, including rent and salaries, are set based upon expected future sales. Accordingly, if sales are below expectations, operating results may be adversely affected.

Liquidity and Capital Resources

  We have funded our operations and met our capital expenditure requirements primarily through cash flows from operations and from the proceeds of our initial public offering, as well as prior to the offering through borrowings from Comverse. As of July 31, 2000, we had cash and cash equivalents of approximately $67.5 million and working capital of approximately $57.2 million.

  Cash provided by operating activities were approximately $3.7 million, $4.0 million and $7.1 million for fiscal 1997, fiscal 1998 and fiscal 1999, respectively, and approximately $8.1 million for the six months ended July 31, 2000. Operating cash flows in fiscal 1997 resulted primarily from income from operations, increases in deferred revenues and accounts payable and accrued expenses and a decrease in prepaid expenses and other current assets, partially offset by increases in amounts due from related parties and inventories. Operating cash flows in fiscal 1998 resulted primarily from income from operations, and an increase in accounts payable and accrued expenses. Operating cash flows in fiscal 1999 resulted primarily from income from operations, increases in deferred revenue and accounts payable and accrued expenses and a decrease in amounts due from related parties, partially offset by increases in accounts receivable, inventories, prepaid expenses and other current assets, and other assets. Operating cash flows to date in fiscal 2000 resulted primarily from income from operations and increases in deferred revenue and accounts payable and accrued expenses, and decreases in amounts due from related parties, inventories and prepaid expenses and other current assets, partially offset by increases in accounts receivable and other assets.

  Cash used in investing activities was primarily for purchases of property and equipment and investments in software development costs and were approximately $0.9 million, $1.8 million, and $3.5 million for fiscal 1997, fiscal 1998, and fiscal 1999, respectively, and approximately $1.6 million for the six months ended July 31, 2000.

  Cash used in financing activities in fiscal 1997 and fiscal 1998 was primarily for borrowings and repayments of borrowings and was $2.1 million and $0.2 million, respectively. Financing activities for fiscal 1999 included $3.8 million in borrowing under a term loan from a bank and $3.7 million in repayments of amounts due to related parties. Financing activities for the six months ended July 31, 2000 provided cash of approximately $54.6 million. These amounts included: (i) approximately $58.1 million of net proceeds from the issuance of common stock in connection with our initial public offering; (ii) proceeds from the exercise of stock options in the amount of $26,000; (iii) proceeds from related parties of approximately $0.3 million and (iv) the repayment of bank debt of $3.8 million.

  In January 2000, we borrowed $3.8 million under a term loan from a bank. We used the loan proceeds to repay outstanding indebtedness owed to Comverse. We used a portion of the proceeds of our initial public offering to prepay the loan in July 2000.

  We may in the future pursue acquisitions of businesses, products or technologies that could expand our business and the products we offer. Any material acquisition could result in a decrease of the working capital depending upon the amount, timing and nature of the consideration paid.

  We believe that the net proceeds from this offering, together with our current cash balances and potential cash flow from operations, will be sufficient to meet the anticipated cash needs for working capital, capital expenditures and other activities for at least the next 12 months. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional debt or equity financing. In addition, although there are no present understandings, commitments or agreements with respect to any acquisitions of other businesses, products, or technologies, we may in the future consider such transactions which may require additional debt or equity financing. There can be no assurance that such additional financing would be available on acceptable terms, if at all.

                                    BUSINESS

Overview

  We provide network signaling software for wireless, wireline and Internet communication services. Our Signalware call control products interconnect the complex switching, database and messaging systems and manage the vital number, routing and billing information that form the backbone of today's communication networks. Signalware enables communication service providers to offer intelligent network services, such as voice-activated dialing, prepaid calling, caller ID and text messaging. These products also enable voice and data networks to interoperate, or converge, allowing service providers to offer such converged network services as voice over the Internet and Internet call waiting. Our new Nexworx product line is designed to move service control into the hands of subscribers, so that businesses or consumers can access network resources to create, manage and personalize their communication services.

  Our products are used by equipment manufacturers, application developers and service providers. In addition, as a founding member of The Parlay Group and the Java API Integrated Networks initiative, two industry consortia, we are at the forefront of defining industry standards that we believe are critical to foster continued growth for us and our industry.

Industry Background

  Demand for enhanced voice and data communication services has grown rapidly in recent years due to the following trends:

  . the growth of the Internet as a global communications medium enabling millions of people to share information and conduct business electronically;

  . the growth in wireless communications as cellular and other wireless services have become more widely available and affordable; and

  . the introduction of new services by traditional service providers and an increasing number of new competitive service providers, including Internet and wireless service providers.

  In response to these trends, service providers are building increasingly complex communication networks. Traditionally, voice networks were based on a technology called "circuit switching." In circuit switched networks, a dedicated line or circuit is established for each telephone call and maintained for the duration of the call. At the conclusion of the call the dedicated line or circuit is disconnected. While circuit switching has offered reliable and high quality voice communications, an emerging technology called "packet switching" is inherently more efficient and cost effective. In packet switched networks, the voice or data information being transmitted is formatted into a series of shorter digital messages called "packets." These packets of voice or data information travel over a shared line or circuit. The cost and performance superiority of packet switching has led many traditional and new service providers to build packet networks to handle data traffic. It has also led service providers to explore the interoperability or convergence of voice and data networks and the transmission of voice communications over packet networks.

  The circuit switched network provides its high voice quality and reliability by separating the voice and signaling portions of a call. The signaling infrastructure processes in real time the information needed to set-up, connect, route, terminate and bill a call, and also provides a foundation to develop and offer enhanced network services. The signaling portion of a telephone network that controls each call is based on a complex set of standards and protocols called signaling system #7. Signaling system #7 has been implemented by service providers worldwide, including traditional, emerging, Internet and wireless service providers. Signaling system #7 provides the speed and reliability required for processing increasingly complex call control information. Because signaling system #7 is the industry-wide standard signaling protocol, industry experts believe that signaling for converged circuit and packet networks will be based upon signaling system #7 as well.

The Market Opportunity

  There is increasing demand for innovative enabling products that allow the rapid creation and delivery of new services on intelligent and converged networks. Some of the key challenges that service providers face include:

  . expanding and/or upgrading their network infrastructure to support enhanced services;

  . building and managing networks that can cost-effectively support circuit and packet technologies; and

  . enabling subscribers to access network resources to create, manage and personalize their voice and data communication services.

  Service providers are seeking high performance network signaling software products that can facilitate the convergence of circuit and packet networks without compromising functionality, reliability and scalability. We also believe that most equipment manufacturers and service providers would prefer purchasing network signaling software products which they can easily bundle and sell with their own products rather than develop these software products internally.

  We believe that an emerging opportunity exists to develop the next generation of communication networks, which we believe will be accessible to subscribers and provide programmability when subscribers need it. Our vision of this programmable network is a network which places service control in the hands of subscribers, enabling them to manage communication network resources from a desktop or hand-held computer.

The Ulticom Solution

  Our products enable service providers to expand and/or upgrade their networks to support new and enhanced services and facilitate the convergence of circuit and packet networks. We are developing additional products to address the need for an emerging programmable network. These products will help separate communications services from the network infrastructure, allowing subscribers to have more control over their voice and data communications.

  Our products provide our customers with the following key benefits:

  Accelerated Time to Market. We believe our comprehensive solutions allow customers to deploy services more rapidly than internally developed alternatives. In addition, our products allow our customers to concentrate their efforts on application development, significantly reducing the time it takes for them to bring communications services to market.

  Network and Platform Interoperability. Our products are designed for deployment on disparate network environments and multiple computer platforms. Signaling networks around the world vary based on different country standards and infrastructures. Our products overcome these differences and provide our customers with the ability to create applications that are marketable around the world. Our products also provide our customers with the flexibility to develop applications on one computing platform and then migrate to another as market demands or industry standards change.

  High Performance and Reliability. Service providers consider it critical that their networks provide high quality, uninterrupted service. As a result, they will only purchase solutions that are stable, fast and scalable. Our products meet the need to provide these mission-critical performance and reliability requirements.

Our Strategy

  Our objective is to be the leading provider of network signaling software for wireless, wireline and Internet communication services. Key elements of our strategy to achieve this objective include:

  Enhance Technology Leadership. We believe that one of our core competitive strengths is the breadth of our knowledge and expertise in communication technologies, particularly in voice and data call control, such as signaling system #7 and other related signaling technologies. We intend to enhance our existing products and to develop new products by continuing to make significant investments in research and development.

  Target High Growth Market Opportunities. We are leveraging our core technologies and market leadership position to develop solutions targeted at high growth opportunities in our market, including:

  . products that enable the creation of new intelligent network services on existing wireless and wireline networks;

  . products that enable the convergence of circuit and packet networks and the development of new services on these converged networks; and

  . products for the programmable network of the future that will enable subscribers--business and consumer--to create, manage and personalize their voice and data communication services.

  Set Industry Standards. We believe that active participation in setting industry standards is critical to maintain our position as a market leader and foster continued growth. We are a founding member of two industry consortia which are driving standards to facilitate the rapid development and deployment of communication services. We also play a leadership role in the Softswitch Consortium, an industry organization created for global cooperation and coordination in the development of open standards and interoperability for packet networks.

  Develop Channel Relationships with Industry Leaders. Establishing strong relationships with leading equipment manufacturers, application developers, systems integrators and service providers is important to the successful worldwide deployment of our solutions. We have developed and will continue to develop these relationships to enhance the marketing and distribution of our solutions.

  Expand Our International Presence. Our customers are located throughout the world and our products are deployed globally. We have a development, support and sales office in France and we anticipate further expansion in Europe to better serve our existing customers and develop new customer relationships. We may also seek to expand into the Pacific Rim, either through establishment of new sales offices, or through one or more channel relationships.

Products and Services

  We currently offer two product lines, Signalware and Nexworx:

 Signalware

  Our Signalware call control products work within wireless, wireline and Internet networks to interconnect and interoperate voice and data communication systems and services. Signalware provides our customers with many of the features that are crucial to the global connectivity of communication networks, including:

  .  open standards--running applications on multiple software platforms;

  .  fault resilience--building systems with no single point of failure;

  .  high performance--processing transactions at very high rates;

  .  scalability--increasing computing capacity to run various applications;
     and

  . global operability--creating applications that could run on various communications networks around the world.

  Signalware plays a key role in the convergence of disparate networks by providing a means to bridge circuit and packet technology. Signalware also enables carriers to offer intelligent network services, which include services other than the call or data transmission itself. Signalware is used to build a wide range of intelligent network services and services for converged networks, including:


                                   Signalware

     Intelligent Network Services:        Converged Network Services:
     Satellite Services                   Internet Redirect Services
     Prepaid Calling Service              Wireless Internet Services
     Virtual Private Networks             Voice over the Internet Services
     Wireless Authentication              Internet Call Waiting
     Wireless Roaming Service             Internet Call Forwarding
     Caller ID                            Wireless Email Service
     Number Portability                   Internet Fax Delivery
     Wireless 911 Service                 Unified Messaging
     Wireless Text Messaging
     800 Number Service
     Voice Messaging Service
     Personal Number Service
     411/Operator Assistance
     Voice Activated Dialing
     Taxi Dispatch Service
     Enhanced 611 Service
     Electronic Banking Service
     Televoting
     Airport Information Service


  Signalware is sold in packages that offer specific features and functionality. Signalware works with multiple signaling system #7 networks, supports a wide variety of signaling system #7 protocol elements and enables analog or digital wireless transmission. Signalware provides the functionality needed for call set-up/call termination and call routing/call billing. Signalware product packages run on a range of operating systems, including Sun Solaris, Unixware, IBM AIX and Windows NT, and for a broad range of hardware platforms. Signalware packages can be configured for use in single or multiple computing configurations for fault resiliency and reliability. Our signalware product also provides a means to separate the signaling function from the application development environment which provides greater flexibility in configuring services.

  Our Signalware product includes interface boards which are necessary to provide the physical connection to the signaling network. Signalware boards are configured to support a wide range of hardware platforms and network links. The bundling of our interface boards with our Signalware software allows us to control product performance, capacity and compliance with standards.

  New customers begin development of applications and services by purchasing the appropriate Signalware development kit, which includes a development site license. Each kit includes software, an interface board, cables and documentation, along with registration for two training classes. A development maintenance plan for one year is also included with each development kit. The maintenance plan provides access to customer support services, including our help desk, along with service packs and scheduled release upgrades of the software. After the initial year the maintenance plan must be renewed for a fee in order to continue to receive support and upgrades.

  When the application is ready for installation, the customer purchases one or more deployment licenses per installation, in addition to continuing the development site license and maintenance. In addition, in order to deploy our systems, a customer generally must purchase one or more interface boards and a deployment system maintenance and support plan.

 Nexworx

  In June 1999, we announced our Nexworx service control product line. Currently, this product combines the key attributes of Signalware with an object-oriented database and additional network management capabilities creating a platform for new programmable network services. Our Nexworx product line is designed to move service control into the hands of subscribers, so that businesses and consumers can access network resources to create, manage and personalize their communication services. Our first Nexworx product is a software-based server that enables subscribers to maintain their telephone number, regardless of location or service provider. The product is highly scalable to give the service provider the capacity for growth as demand for this and future Nexworx services increase. Other Nexworx products currently in demonstration enable subscribers to remotely forward calls using wireless application protocol, WAP, and click-to-talk via the Internet using extensible markup language, XML.

 Support Services

  We believe that customer support, training and custom development services are key to building and maintaining strong customer relationships. We offer customer support to our customers as part of their maintenance agreements:

  Customer Support. We provide comprehensive technical support to help our customers develop and deploy new services. Our support organization provides continuous support and interfaces with customers' technical staff through a 24-hour-a-day, 7-day-a-week help desk to answer questions, resolve problems and provide assistance. Our support organization is managed through our corporate headquarters in Mount Laurel, New Jersey with remote service locations in Texas and France to provide extended geographic and same-time-zone coverage.

  Training Services. We offer our customers a comprehensive training program with courses in application development and operations and troubleshooting. Courses are scheduled throughout the year. We also provide customized and/or on-site training programs to meet the specific needs of our customers for an additional fee.

  Custom Development Services. We offer fee-based custom development services to create customer-specific enhancements to our products. Such services are provided by our experienced engineering staff. This service assists customers by accelerating their time-to-market, and also hastens the point in the development cycle when we begin to receive recurring license deployment royalties.

Sales and Marketing

 Sales Operations

  Our sales organization operates from the U.S. and Europe. Account teams comprised of dedicated account managers and pre-sales engineers work closely with our product management and development organizations to provide customers a consultative sales approach. The consultative approach facilitates the sale of development kits to enable our customers to immediately begin to build prototypes of their products.

 Marketing

  We actively work to further enhance market awareness and acceptance of our company and our products. To this end our efforts are focused on identifying market opportunities in cooperation with our customers and developing and enhancing our products to seize these opportunities in a timely fashion. Based on market considerations, we may port our software products to additional operating systems, develop new features and functionality and engage in new strategic alliances and partnerships.

  Our market strategy includes enhancing brand awareness for our Signalware and Nexworx product lines with a web site, promotional literature, direct marketing to current and prospective customers using an e-services approach, advertising, continued participation in industry relevant trade shows and conferences, and a public relations program that includes public demonstrations of products and prototypes. Our representatives also are called upon to address industry symposia and conferences, are frequently quoted in industry publications and may from time to time author articles about developments in communications technology.

 Channel Relationships

  Our products are sold primarily to equipment manufacturers and application developers, who include our products within their products and sell them as an integrated solution to service providers. Service providers will install the solution in their communication networks and offer the service enabled by such solution to their subscribers. Since we and our customers have a mutual interest in developing solutions that are widely accepted by subscribers and profitable to service providers, we work closely with our customers to support their development efforts and produce solutions that are unique, reliable, scalable and cost effective. For example, we engage in joint promotion, sales efforts, training, testing, design, integration and installation with Sun Microsystems and other computer integrators who use Sun Microsystems' components.

Customers

  Our products are currently used by over 45 customers and are deployed in more than 75 countries. We market our products and services through a direct sales organization and through key relationships with our customers. Customers that have accounted for at least five percent of our sales during fiscal 1997, fiscal 1998, fiscal 1999 or the six months ended July 31, 2000 are:

  . equipment manufacturers: Alcatel, Ericsson, Lucent, Qualcomm, Siemens, Sonus and Sun Microsystems;

  .  application developers: Comverse Network Systems and Logica; and

  .  service providers: MCI Worldcom.

  For fiscal 1997, Sun Microsystems, Qualcomm, Siemens and Comverse Network Systems and its affiliates accounted for approximately 10%, 13%, 13% and 19% respectively, of our sales. For fiscal 1998, Siemens and Comverse Network Systems and its affiliates accounted for approximately 13% and 20%, respectively, of our sales. For fiscal 1999, Ericsson, Siemens and Comverse Network Systems and its affiliates accounted for approximately 20%, 12% and 18%, respectively, of our sales. For the six months ended July 31, 2000, Ericsson, Siemens and Comverse Network Systems and its affiliates accounted for approximately 24%, 10% and 19%, respectively, of our sales.

  Sales to international customers accounted for 50% of our sales in fiscal 1997, 51% of our sales in fiscal 1998, 63% of our sales for fiscal 1999, and 67% of our sales in the six months ended July 31, 2000.

Alliances and Consortia

 The Parlay Group

  We are leaders in defining the technology that facilitates the convergence of telephone networks with the Internet. We introduced the concept of the programmable network in a 1997 white paper. Following our white paper, we were approached by British Telecom, Microsoft, Nortel and Siemens to further explore this concept. These discussions resulted in the founding of the Parlay Group in March 1998.

  The Parlay Group, an industry consortium now with 19 members, seeks to specify an interface to enable secure, public access to core capabilities of voice and data networks. The goal of The Parlay Group is to open up communications capabilities in the same manner that the architecture of the personal computer permitted software developers to be creative and to innovate. The Parlay interface enables service providers and application developers to integrate communications capabilities into generic information technology software. Implementation of this interface will allow service providers to offer mass-customization of services that meet the specific needs of their subscribers. Two specifications of this interface have been published to date. The Parlay interface is platform-vendor-independent and technology-independent, allowing it to be implemented on multiple operating systems, including Windows NT, JAVA and UNIX, and work easily with other industry initiatives. Members of The Parlay Group as of September 1, 2000 are set forth in the table below.

                                The Parlay Group

        Active Founding Members                  Other Members
        Ulticom                                  AePONA
        British Telecom                          AT&T
        Microsoft                                Cisco
        Siemens                                  Ericsson
                                                 Fujitsu
                                                 High Definition Systems
                                                 IBM
                                                 Lucent
                                                 NEC
                                                 Net4Call
                                                 Nokia
                                                 SBC-TRI
                                                 SS8 Networks
                                                 Tundo Communications
                                                 Westwave Communications


 JAVA API Integrated Networks Initiative

  In June 1998, we became a founding member of the JAVA API Integrated Networks industry initiative. This industry initiative was established to define common interfaces between intelligent network and signaling system #7 environments so that services and protocols can run anywhere in the network. This initiative, lead by Sun Microsystems, will help service providers, most of whom have a variety of hardware and software environments within their networks, by eliminating the need to program many different devices to provide one new service. The objective of this industry initiative is to make intelligent network application development, including computer telephony integration, faster, simpler and less expensive through platform-independent JAVA technology. Members of this industry initiative as of July 31, 2000 are set forth in the table below.

                    Java API Integrated Networks Initiative

        Founding Members
        Sun Microsystems
        Ulticom
        ADC NewNet
        Ericsson InfoTech
        ApiON (now part of Phone.com)
           --------------------------------------------------------
        Other Members
        AePONA                                   Natural Microsystems
        Alcatel                                  NEC
        AT&T                                     Nokia
        British Telecom                          Nortel
        BroadSoft                                NTT
        CISCO                                    Object Wave Corporation
        CMG                                      OKI Electric Industry
        Datakinetics                             Open Cloud
        DynamicSoft                              Periphonics Corporation
        Eurescom (representing 26 European       Samsung
         service providers)                      Saraide.com
        France Telecom                           Siemens
        Fujitsu                                  Sylantro
        Huawei Technology                        SymSoft
        Hughs Software                           Telcordia
        IBM                                      Telesoft Design
        Incomit                                  Telesys Software
        KPN                                      Trillium
        Lara Technology                          Ubiquity
        Lucent                                   U|force
        Mahindra                                 Westwave Communications
        Motorola                                 Xybridge

 International Softswitch Consortium

  In August 1999, we joined the International Softswitch Consortium, an organization founded in May 1999 for international cooperation and coordination of internetworking technologies in the field of Internet-based real-time interactive communications and related applications. Many applications emulate circuit switching software, hence the name softswitch. The Softswitch Consortium is a non-profit corporation with open membership committed to advancing Internet protocol distributed network architecture standards that enable and expedite application development. More than 140 companies from around the world participate as members of the organization.

  Work of the Softswitch Consortium focuses on the compatibility and interoperability of multimedia Internet protocol networks and their interconnection to other networks such as the voice telephone networks. The purpose of the Softswitch Consortium is to support advancement of application development for evolving Internet protocol networks which support both voice and multimedia communications. We participate in two Softswitch working groups:

  . the architecture working group, which will create and document the reference architecture for the softswitch; and

  . the applications working group, which will focus on a means to build applications in the softswitch environment.

Research and Development

  We continue to enhance the features and performance of our existing products and introduce new products. We believe that our future success depends on a number of factors, which include our ability to:

  . identify and respond to emerging technological trends in our target markets;

  . develop and maintain competitive solutions that meet our customers' changing needs; and

  . enhance our existing products by adding features and functionality that differentiate our products from those of our competitors.

  As a result, we have made and intend to continue to make significant investments in research and development. We allocate our research and development resources in response to market research and customer demands for additional features and products. Our development strategy involves rolling out initial releases of our products and adding features over time. We continuously incorporate product feedback we receive from our customers into our product development process. While we expect that new products will continue to be developed internally, we may, based on timing and cost considerations, acquire or license technologies, products or applications from third parties.

  Our research and development expenses were approximately $2.4 million for fiscal 1997, $4.7 million for fiscal 1998, $6.0 million for fiscal 1999 and $4.3 million for the six months ended July 31, 2000. Our research and development activities are located in Mount Laurel, New Jersey, Dallas, Texas and in France. As of July 31, 2000, we had 80 employees engaged in our research and development activities. We believe that recruiting and retaining highly skilled engineering personnel is essential to our success.

Manufacturing

  Our Signalware products have two components: software and interface boards. Our software is duplicated in house and provided to customers on several media, primarily CD-ROM, and digital audio tape. Each software shipment is configured to provide the specific operating system version and features requested by the customer. Each order is tracked by purchase order number and documented according to internal quality standards.

  Assembly of our printed circuit interface boards is performed by subcontractors who are certified by the International Standards Organization. Periodic audits are performed to ensure adherence to quality standards. Subcontractors are responsible for purchasing, inspecting, installing and assembling components of our interface boards. Completed assemblies are burned-in, inspected, tested and packaged in our facility according to International Standards Organization standards. All inspection, test, repair, revision and shipping information is tracked by product type and serial number and maintained in our tracking database.

  We work closely with our interface board component suppliers to monitor component changes and availability. However, we do not have any long term supply agreements with these suppliers to ensure uninterrupted supply of components. Under certain circumstances, we may place blanket orders to ensure availability of discontinued components. In the event of a reduction or an interruption in the supply of components, a significant amount of time could be required to qualify alternate suppliers and receive an adequate supply of replacement components.

  We do not have any long term agreements with any of our manufacturers, some of whom are small, privately held companies. In the event that these manufacturers experience financial, operational or quality assurance difficulties, our business could be adversely affected until an alternate manufacturer could be found. There is no assurance that an alternate manufacturer will be able to meet our requirements or that existing or alternate sources for interface boards will continue to be available at favorable prices.

Intellectual Property Rights

  We have accumulated a significant amount of proprietary know-how and expertise over the years in developing network signaling software and signaling system #7 protocol technology for communication services. Our continued success is dependent, in part, upon our ability to protect our proprietary rights to the technologies used in our products. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. To safeguard our proprietary technology, we rely on a combination of technical innovation, trade secret, copyright and trademark laws, restricted licensing arrangements and non-disclosure agreements, each of which affords only limited protection, and in the future we may rely on patents. As of July 31, 2000, we had no registered patents and one patent application pending. We occasionally review with our patent attorneys new areas of technology to determine whether they are patentable. However, there can be no assurance that we will receive any patents.

  The names UlticomTM, Signalware(R), NexworxTM, Ultimate Call Control(R), Ultimate Service Control(R), Programmable NetworkTM and SoftserviceTM and our logos are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

  We license software from third parties that is incorporated into some versions of Signalware for the Windows NT operating system. Our Nexworx products also include licensed software from third parties.

  Due to the value of our intellectual property rights, we do not generally make our proprietary software code available to customers. Exceptions to this principle were made in the past, in limited circumstances, for large customers where adequate control mechanisms were in place to protect our intellectual property rights.

  We have granted Comverse Network Systems, our affiliate, a perpetual, royalty-free, non-exclusive license to use and operate software products for incorporation into any of Comverse Network Systems' products. See "Related Party Transactions--Computer Software License Agreement."

  Our affiliate, Comverse Patent Holding Company, Inc., entered into an agreement with Lucent Technologies GRL Corp. under which Comverse Patent Holding granted Lucent GRL a non-exclusive license to those patents now owned by Comverse Patent Holding or which Comverse Patent Holding has a right to license and to those patents granted to Comverse Patent Holding or which Comverse Patent Holding obtains the right to license during the term of the agreement. In return, Comverse Patent Holding was granted a non-exclusive license to certain patents now owned by Lucent GRL or which Lucent GRL has a right to license and to those patents granted to Lucent GRL or which Lucent GRL obtains the right to license during the term of the agreement. The agreement provides that Comverse Patent Holding has the right to grant a sublicense to us. In connection with that agreement, we entered into a patent license agreement with Comverse Patent Holding under which we have granted a non-exclusive royalty-free license to Comverse Patent Holding with the right to sublicense to Lucent GRL our patents and those patents granted to us or which we obtain the right to license during the term of the agreement. In return, Comverse Patent Holding granted to us a non-exclusive royalty-free sublicense to all patents that are licensed by Lucent GRL to Comverse Patent Holding. See "Related Party Transactions--Patent License Agreement."

Competition

  The market for network signaling software is intensely competitive, both in the U.S. and internationally. We expect competition to persist, intensify and increase in the future, especially with the anticipated convergence of voice and data networks.

  We compete with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. Competitors for our present and planned future products include a number of companies ranging from signaling system #7 software solution providers, such as ADC NewNet and

Trillium Digital Systems, to vendors of communication and network infrastructure equipment, such as Hewlett Packard and Compaq. We believe we compete principally on the basis of:

  .  product performance and functionality;

  .  product quality and reliability;

  .  customer service and support; and

  .  price.

  We believe our success will depend primarily on our ability to provide technologically advanced and cost effective signaling solutions. Additionally, we must provide our customers with prompt and responsive customer support. However, we cannot assure you that the products and services we offer will compete effectively with those of our competitors or that our customers will not seek to develop their own substitutes for our products internally. Furthermore, should competition intensify, we may have to reduce the prices of our products.

Employees

  As of July 31, 2000, we had approximately 224 employees. We consider our relationship with our employees to be good. Our employees are not covered by any collective bargaining agreement.

Facilities

  We have headquarters and development facilities in Mount Laurel, New Jersey where we lease approximately 36,000 square feet of office space. Due to our growth, we have entered into a lease for additional office space to expand our Mount Laurel facility. This additional office space consists of 18,000 square feet directly across from our headquarters. Both leases for our Mount Laurel facilities will expire in May 2006.

  We recently began relocating our development, support and sales facility in Dallas, Texas to a new leased facility of approximately 13,000 square feet. The lease for this new facility in Dallas, Texas, expires in August 2005. The lease for our old facility in Dallas, Texas, expires in October 2000.

  In France, we lease two floors comprising an aggregate of 7,200 square feet for a development, support and sales facility. The lease on the first-floor runs until January 2009 and the second floor until April 2009.

Legal Proceedings

  We are subject to legal actions arising in the normal course of our business. We do not believe that any pending legal action would, if adversely determined, have a material adverse effect on our business or operating results.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  The following table sets forth certain information concerning our directors, executive officers and key employees.

Name                     Age                      Position
----                     ---                      --------
Executive Officers and
 Directors:
Kobi Alexander (1)(3)...  48 Chairman of the Board of Directors and Director
Shawn Osborne (1).......  40 President and Chief Executive Officer and Director
David Kreinberg (1).....  35 Chief Financial Officer and Director
William F. Sorin
 (1)(3).................  51 Secretary and Director
Paul D. Baker...........  42 Director
Yaacov Koren............  46 Director
Zvi Bar-On (2)..........  48 Director
Ron Hiram (2)(3)........  47 Director
Rex McWilliams (2)......  65 Director

Key Employees:
Alan P. David...........  46 Vice President of Engineering
Steven C. Davis.........  50 Vice President of Research and Development
James H. Grim...........  39 Vice President of Sales and Marketing
James Johnston..........  44 Vice President of Operations
Lisa Roberts............  35 Vice President of Finance

--------
(1) Member of the executive committee.
(2) Member of the audit committee and the stock option committee.
(3) Member of the compensation committee.

Executive Officers and Directors

  Kobi Alexander has been a director since August 1995. Mr. Alexander, a founder of Comverse Technology, Inc., has served as Chairman of the Board of Directors of Comverse since September 1986, as President and Chief Executive Officer since April 1987 and as a director of Comverse since its formation in October 1984. Mr. Alexander also served as Co-Managing Director of Comverse's wholly-owned Israeli subsidiary, Comverse Network Systems Ltd. from its formation in 1982 until October 1986. From October 1984 to September 1986, Mr. Alexander served as Co-Chairman and Co-Chief Executive Officer of Comverse. Prior to the formation of Comverse Network Systems, in 1980 and 1981, Mr. Alexander served as an independent financial and business consultant to a number of multinational corporations. Between 1978 and 1980, Mr. Alexander worked in the Corporate Finance Department of Shearson Loeb Rhoades. Mr. Alexander received a B.A., magna cum laude, in Economics from the Hebrew University of Jerusalem in 1977, and an M.B.A. in finance from New York University in 1980. He has served as the Chairman of the High-Tech Research and Development Section of the Israeli Association of Industrialists.

  Shawn K. Osborne was named our President and Chief Executive Officer in September 1997 and a director in January 2000. Mr. Osborne joined our company in January 1997 as Vice President of Sales and Strategic Planning. Mr. Osborne was President and Vice President of Sales and Marketing of CellTel Data, a provider of wireless data systems and transaction services, from October 1994 to January 1997. Prior to joining

CellTel, Mr. Osborne held senior level management positions with several high-technology communications companies, including Vice President of Sales of EBS (now ADCNewNet), and Vice President of Sales and Marketing of Cognitronics Corporation. Mr. Osborne received a B.S. in computer science from the State University of New York. He currently serves on the Board of Directors of the Telecommunications Industry Association.

  David Kreinberg was named Chief Financial Officer in December 1999 and a director in January 2000. He also serves as Vice President of Finance and Chief Financial Officer of Comverse Technology, Inc., a position he has held since May 1999. He previously had served Comverse as Vice President of Finance and Treasurer from April 1996, and Vice President of Financial Planning from April 1994. Mr. Kreinberg is a Certified Public Accountant, and prior to joining Comverse he was a senior manager at Deloitte & Touche LLP. Mr. Kreinberg received a B.S., summa cum laude, in accounting from Yeshiva University and an M.B.A. in finance and international business from Columbia Business School in 1986 and 1990, respectively.

  William F. Sorin has served as a director since August 1995. He has served as the Corporate Secretary and a director of Comverse Technology, Inc. since its formation in October 1984. He is an attorney engaged in private practice and is general counsel to Comverse. Mr. Sorin received a B.A. in Economics from Trinity College in 1970 and a J.D., cum laude, from Harvard Law School in 1973.

  Paul D. Baker was named a director in January 2000. He also serves as Vice President, Corporate and Marketing Communications of Comverse Technology, Inc., a position he has held since joining Comverse in April 1991. Mr. Baker held various positions in sales, marketing, and corporate communications with Robotic Vision Systems, Inc. from 1984 to 1991. Mr. Baker received a B.S. in Management from Babson College in 1980 and an M.B.A. in marketing management from St. John's University in 1984.

  Yaacov Koren was named a director in January 2000. Mr. Koren is the Managing Director of Comverse Investments Ltd., an investment division of Comverse Technology, Inc., a position he has held since July 1994. Additionally, Mr. Koren serves on the board of directors of several private companies, primarily companies in which the Comverse group is invested. Mr. Koren has over 20 years of experience in the investment and financial industries. Prior to joining Comverse, Mr. Koren was the Chief Executive Officer of Batucha Securities and Investments Ltd., one of the largest Israeli brokerage and portfolio management companies. Mr. Koren is also a director of Lanoptics Ltd. Mr. Koren received his LL.B. from the Tel-Aviv University, Law School in 1982.

  Zvi Bar-On was named a director in April 2000. Mr. Bar-On is the founder, President and Chief Executive Officer of ComponentControl.Com, a business he founded in May 1998. In 1984 he also founded and managed Aero Support USA Inc., which was merged during 1997 with Kellstrom Industries. After the merger, Mr. Bar-On served as a consultant to Kellstrom until September 1998. From 1981 to 1983, he was employed as a Sales Manager and Marketing Director by Electro Methods Inc., becoming the company's President in 1983. He received an M.B.A. from New York University in 1981 and a B.S. in Mechanical Engineering from Brooklyn Polytechnic in 1976.

  Ron Hiram was named a director in April 2000. Mr. Hiram joined Soros Fund Management L.L.C. in February 1995 and became a Managing Director in January 1997. He also serves as a member of boards of directors of private companies in which Soros Fund Management has investments and as a member of management committees of joint venture and investment partners. Prior to joining Soros Fund Management, Mr. Hiram was at Lehman Brothers for 12 years, most recently serving as Managing Director. Mr. Hiram is also a director of Outboard Marine Corporation. Mr. Hiram received an M.B.A. from Columbia University in 1981.

  Rex A. McWilliams was named a director in April 2000. Mr. McWilliams is the Chairman of ODI Diagnostics, a position he has held since April 1999. Mr. McWilliams, also serves as the Chairman of Newvent Management, a position he has held since January 1997. Between 1974 and September 1997, Mr. McWilliams served as our Chairman and CEO. Previously, he was a partner in Technology Management Group. He also was the Co-Founder of National Computer Analysts and served as its President from 1965 through 1970. Between 1957 and 1962, he was involved with computer development with RCA Computer Division. Mr. McWilliams has a B.S. in Mathematics/Physics from Morningside College, which he earned in 1958.

Key Employees

  Alan P. David was named our Vice President of Engineering in April 2000. Prior to that, he served as our Vice President of Quality and Information since joining our Company in October 1999. Before joining our Company, from December 1995 to October 1999, Mr. David was Director of Operations at Computer Sciences Corporation. From April 1990 to December 1995, he held senior level management positions at Computer Sciences Corporation in the areas of enterprise systems, program management, systems engineering, and software engineering. From January 1985 to April 1990, Mr. David served as a program manager and systems engineer at Sperry (now Unisys Corporation). From 1979 to 1985, Mr. David worked for the Department of Defense in communications engineering and protocol design. Prior to 1979, Mr. David served on active duty in the U.S. Air Force for four years as a systems programmer/analyst.

  Steven C. Davis was named our Vice President of Research and Development in February 1999. Mr. Davis also serves on the board, and is President of The Parlay Group. Mr. Davis joined our Company in July 1997, but was previously associated with our company for over 20 years in various contracting relationships beginning in 1979. From February 1988 to July 1997, Mr. Davis served as President and Chief Executive Officer of Finite State. Mr. Davis was a shareholder and officer of Tenis Software, Inc. from 1982 to 1987, and was employed with the Burroughs Corporation as manager for software engineering for Great Valley Laboratories from 1974 to 1979. He has a B.S. in Mathematics from the South Dakota School of Mines and Technology, which he earned in 1971.

  James H. Grim was named our Vice President of Sales and Marketing in April 2000. Prior to that, he served as our Vice President of Engineering from October 1999 until April 2000. He also served as our Vice President of Engineering and Operations from October 1998 until October 1999. He joined our Company in June 1998 and served as Vice President of Operations from June 1998 until October 1998. From February 1996 to June 1998, Mr. Grim served as Vice President of Programs and as Vice President of Engineering and Engineering Program Manager for InterDigital Communications Corporation. From April 1993 to February 1996, he held engineering management positions at Lockheed Martin Corporation, Astro Space Division. From 1985 to 1993, Mr. Grim held engineering, engineering management, and program management positions with GE Aerospace. Mr. Grim received a B.S. in electrical engineering from Capitol College in 1985 and an M.S. in engineering from Pennsylvania State University in 1990.

  James Johnston was named our Vice President of Operations in October 1999. From March 1999 to October 1999, Mr. Johnston served as our Vice President of Quality and Information. Mr. Johnston joined our company in May 1998 as Manager of Quality Assurance. From May 1997 to April 1998, Mr. Johnston provided consulting services to the Vanguard Investment Group in the areas of operations management, testing, and quality assurance. From January 1994 to April 1997, Mr. Johnston was an operations manager at Computer Sciences Corporation. From 1984 to 1993, he held several positions at Pacer InfoTech, Inc., in program management, operations, system testing, and quality assurance. Mr. Johnston also served nine years in active duty in the U.S. Navy. He received a B.S. in Business Administration from Rider University in 1989.

  Lisa Roberts has been our Vice President of Finance since June 1998. From January 1997 to June 1998, she served as our Director of Finance. Prior to that, she served as our Controller since 1995. She is a Certified Public Accountant, and prior to joining Ulticom she was a manager at Simonson, Lipshutz & Fogel, PC, a public accounting firm, and an accountant at Tait, Weller & Baker. Ms. Roberts received a B.S. in accounting with high honors from Drexel University in 1988.

Board Composition

  Our by-laws currently authorize our board of directors to have not less than three and not more than fifteen members. Our board of directors currently has nine members. Members of the board of directors are elected each year at the annual meeting of shareholders to serve until the following annual meeting of shareholders or until their successors have been elected and qualified. Directors may be removed by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

Board Committees

  Our board of directors has four committees; an executive committee, a compensation committee, an audit committee and a stock option committee. Members serve on these committees for one-year terms.

  Our executive committee consists of Messrs. Alexander, Osborne, Kreinberg and Sorin. The executive committee has all the authority of the board, except with respect to items requiring shareholder approval or submission and except as otherwise required by law.

  Our compensation committee consists of Messrs. Alexander, Sorin and Hiram. The compensation committee makes recommendations to the board of directors regarding the various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees.

  Our audit committee consists of Messrs. Bar-On, Hiram and McWilliams. The audit committee makes recommendations to the board of directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our control functions.

  Our stock option committee consists of Messrs. Bar-On, Hiram and McWilliams. The stock option committee administers the issuance of stock options under our stock incentive compensation plan.

Director Compensation

  Our directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board. Our directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. Each of Messrs. Bar-On, Hiram and McWilliams received options to purchase 15,000 shares of common stock under our stock incentive compensation plan upon completion of our initial public offering in April 2000. Each such director will also receive on an annual basis options to purchase 5,000 shares of common stock under our stock incentive compensation plan with an exercise price equal to the fair market value on the date of grant. These options will vest incrementally based on the number of board meetings and committee meetings attended by such director over the year.

Compensation Committee Interlocks and Insider Participation

  Executive compensation decisions in fiscal 1999 were made exclusively by our Chairman, Kobi Alexander. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Executive Compensation

  The following table sets forth information for the fiscal year ended January 31, 2000 concerning the compensation we paid or accrued to our executive officers.

                           Summary Compensation Table

                                             Annual Compensation
                                           -----------------------
                                           Fiscal                  Other Annual
       Name and Principal Position          Year   Salary   Bonus  Compensation
       ---------------------------         ------ -------- ------- ------------
Shawn K. Osborne,
President and Chief Executive Officer.....  1999  $200,000 $60,000   $13,988

  Mr. Kreinberg does not receive any compensation from us. Mr. Kreinberg receives his compensation from Comverse. Mr. Kreinberg's services are provided to us under our services agreement with Comverse. See "Related Party Transactions--Services Agreement."

Stock Option Information

  No options were granted by Ulticom to our executive officers during the fiscal year ended January 31, 2000. As of July 31, 2000, 678,223 options had been granted in fiscal 2000 with an average exercise price of $14.25 of which 50,000 had been granted to our executive officers.

                             Year-End Option Values

  No options granted by Ulticom were exercised by the executive officers during the fiscal year ended January 31, 2000. The following table provides certain information concerning options granted by Ulticom as of January 31, 2000, with respect to each of the executive officers. These options will vest in four equal annual increments commencing in April 2001. The value of the unexercised options set forth below has been calculated by subtracting the exercise price from the initial offering price of $13.00 per share and multiplying that amount by the number of shares underlying the option.

                            Number of Securities              Value of Unexercised
                           Underlying Unexercised             In-the-Money Options
                         Options at January 31, 2000           at January 31, 2000
                         -------------------------------    -------------------------
                         Exercisable     Unexercisable      Exercisable Unexercisable
                         ------------    ---------------    ----------- -------------
Shawn K. Osborne........             --             490,905     --       $5,406,765
David Kreinberg(1)......             --                 --      --              --

--------
(1) Mr. Kreinberg currently does not have any options granted by us. Comverse has granted to Mr. Kreinberg options to purchase 98,181 shares of our common stock from Comverse. These options will vest in four equal annual increments commencing in April 2001. The value of such options as of January 31, 2000 was $1,081,353, based on the initial public offering price of $13.00 per share.

Employment Agreement

  We have entered into an employment agreement with Mr. Osborne, our President and Chief Executive Officer, which has the following principal terms:

  . The agreement will terminate on January 31, 2003, but will be automatically extended for an additional two years, unless either party notifies the other of its intention not to extend the employment period.

  . Mr. Osborne will receive an annual base salary of $210,000. Mr. Osborne will also be entitled to receive an annual bonus of up to $75,000 per year. Our board of directors will review Mr. Osborne's base salary annually and may, at its discretion, increase his base salary.

  . Upon completion of our initial public offering, Mr. Osborne was granted options to purchase from us 50,000 shares of our common stock under our stock incentive plan at an exercise price per share equal to $13.00 per share, the initial public offering price. These options will vest six months following the date of grant.

  . If during the one-year period following a change in control Mr. Osborne's employment is terminated either

    .  by us for any reason other than cause, or

    . by Mr. Osborne, should we fail to continue his employment on substantially equivalent compensation terms,

    Mr. Osborne will be entitled to receive a payment equal to his annual base salary and, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 24 months of employment with us.

  . We or Mr. Osborne may terminate his employment at any time during the employment term upon giving 90 days' notice, except that no notice is required if we terminate Mr. Osborne's employment for cause. If we terminate Mr. Osborne's employment for reasons other than cause, he will be entitled to receive his earned but unpaid salary and bonus pro rated through the date of termination and, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 12 months of employment with us.

1998 Stock Incentive Compensation Plan

  The purpose of this plan is to assist us, our subsidiaries and affiliates in attracting and retaining valued employees by offering them a greater stake in our success and a closer identity with us, and to encourage these employees to own our stock.

  General. The plan provides for the grant of deferred stock, restricted stock, options and stock appreciation rights. We have reserved 6,500,000 shares of our common stock for issuance upon exercise of awards under the plan.

  Administration. The plan is administered by our stock option committee.

  Eligibility and Extent of Participation. Any officer, director or other key employee of our company, a subsidiary or an affiliate is eligible to participate under the plan. The maximum number of shares of common stock that may be awarded under the plan to any employee may not exceed 250,000 during any calendar year. Transactions under the plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act for all employees subject to Section 16 of that Act. Any provision of the plan or action by the committee that fails to comply with Rule 16b-3 will be deemed null and void to the extent permitted by law and deemed advisable by the committee.

  Deferred Stock. An award of deferred stock is an agreement by Ulticom to deliver to an employee, a specified number of shares of common stock at the end of a specified deferral period or periods. Before the issuance and delivery of the deferred stock, the awarded employee does not have any rights as a stockholder with respect to any shares of deferred stock credited to his or her account. Dividends declared during the deferral period on shares covered by a deferred stock award will be paid to the awarded employee currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinstated on terms as the committee may determine at the time of the award. The committee may condition the grant of the deferred stock award or the expiration of the deferral period upon the employee's achievement of one or more performance goals. Shares of deferred stock credited to the account of the awarded employee are issued and delivered to the employee at the end of the deferral period under the terms of the deferred stock agreement. The committee may, in its sole discretion, accelerate the delivery of all or any part of a deferred stock award or waive the deferral limitations for all or any part of the deferred stock awards, other than deferred stock awards intended to qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.

  Restricted Stock. An award of restricted stock to an employee is a grant by Ulticom of a specified number of shares of common stock subject to forfeiture upon the happening of specified events. The certificates representing shares of restricted stock are legended as to sale, transfer, assignment, pledge or other encumbrances during the restriction period and are deposited by the employee, together with a stock power endorsed in blank, with Ulticom, to be held in escrow during the restriction period. Unless the committee determines otherwise, during the restriction period, the awarded employee has the right to receive dividends from and to vote the shares of restricted stock. The committee may condition the grant of an award of restricted stock or the expiration of the restriction period upon the employee's achievement of one or more performance goals. The committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of restricted stock, other than restricted stock intended to qualify for the performance-based compensation exception to Section 162(m) of the Code.

  Options. Options give an employee the right to purchase a specified number of shares of common stock, deferred stock or restricted stock from us for a specified time period at a fixed price. Options granted to employees may be either incentive stock options or options not intended to be incentive stock options, called non-qualified options. The price per share at which common stock may be purchased upon exercise of an option is determined by the committee; however, in the case of grants of incentive stock options, the price per share may not be less than the fair market value of a share of common stock on the date of grant. In case of any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our capital stock, the option price per share will not be less than 110% of the fair market value of a share of common stock on the date of grant. The option price per share for non-qualified options may be less than the fair market value of a share of common stock on the date of grant.

  Option terms may not be greater than 10 years, or five years in the case of an incentive stock option granted to a holder of 10% or more of the voting power of our capital stock. We may not grant incentive stock options to employees of our affiliates. Except as provided in an option agreement, the price upon exercise of an option will be paid in full at the time of the exercise in cash, in shares of common stock at fair market value on the date of exercise or a combination of cash and shares. The committee may permit other methods of payment upon the exercise of options, including by delivery of a note by the employee or by restricted stock. The committee or our board of directors may in their discretion extend the period during which an option held by an employee may be exercised to a period, not to exceed 3 years following the termination of an employee's employment or service, as the committee or our board of directors may determine to be appropriate in any particular instance.

  Stock Appreciation Rights. Stock appreciation rights are rights to receive payment in cash, common stock, restricted stock or deferred stock or any combination of these equal to the increase in the fair market value of a specified number of shares of common stock from the date of grant of the rights to the date of exercise. Stock appreciation rights may be granted in tandem with all or a portion of a related option under the plan, or may be granted separately as a freestanding stock appreciation right. A tandem stock appreciation right may be granted either at the time of the grant of the option or at any time thereafter during the term of the option and may be exercisable only to the extent that the related option is exercisable. No stock appreciation right may be exercisable within the first six months of its grant. The base price of a tandem stock appreciation right may only be the option price under the related option. The base price of a freestanding stock appreciation right may not be less than 100% of the fair market value of the common stock, as determined by the committee, on the date of grant.

  Adjustments Upon a Change in Control. Except as otherwise provided by applicable agreement, upon the occurrence of a change in control, excluding a hostile change of control, the committee may elect to provide that all outstanding options and stock appreciation rights will immediately vest and become exercisable, each deferral period and restriction period will immediately lapse, or all shares of deferred stock subject to outstanding awards will be issued and delivered to the awarded employee. In the event of a hostile change in control, each of the foregoing actions will occur automatically upon the occurrence of the hostile change in control. At any time before a change in control, the committee may, without the consent of any employee to whom an option was granted:

  . require the entity effecting the change in control or a parent or subsidiary of the entity to assume each outstanding option or substitute an equivalent option therefor, or

  . terminate and cancel all outstanding options upon the change in control and pay the employee to whom an option was granted cash equal to the product of (x) the difference between the fair market value of common stock on the date of the change in control and the exercise price of the option and (y) the number of shares of common stock subject to the option.

  Effective Date, Termination and Amendment. The plan will remain effective until the earlier of 10 years from the date of its adoption, or the date it is terminated by our board of directors. Under the provisions of Section 12 of the plan, our board of directors has the power to amend, suspend or terminate the plan at any time; however the board may not effect any of the following amendments without stockholder approval:

  . increasing the total number of shares available for issuance under the plan;

  . changing the class of individuals eligible to participate under the plan;

  . modifying the 250,000 share limit under awards during any calendar year for any employee or the categories of performance goals previously disclosed to shareholders;

  .  changing the provisions of Section 12 of the plan; or

  .  any other change for which stockholder approval is required under
     Section 16(b) or any successor provision of the Exchange Act.

2000 Employee Stock Purchase Plan

  The purpose of this plan is to provide a method whereby our employees and those of our eligible subsidiaries, if any, will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock.

  General. The plan is intended to comply with the provisions of Section 423 of the Code. The plan allows eligible employees who elect to participate in the plan to make purchases of our common stock through payroll deductions at a price of 85% of the fair market value of our common stock on the first day or last day of each offering period, whichever is lower. Participants are limited by the Code to a maximum of $25,000 deducted from their compensation under the plan during any calendar year.

  Administration. The plan is administered by our compensation committee, which is authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the plan, subject to final authority of our board of directors. All determinations of the compensation committee with respect to the plan are binding. The expenses of administering the plan are borne by us.

  Shares Available Under the Plan. We have reserved 600,000 shares of our company's common stock for issuance under the plan. The maximum number of shares issuable under the plan is subject to adjustment for any dividend, stock split or other relevant change in our capitalization.

  Eligibility. With certain exceptions, all full-time employees who have been employed by us or an eligible subsidiary, if any, for at least three months, are eligible to participate in the plan. The purchase of shares under the plan is voluntary, and we cannot determine the number of shares to be purchased under the plan.

  Operation of the Stock Purchase Plan. Our common stock is purchased under the plan through semi-annual offering periods. Offering periods will begin on March 1 and September 1 of each year.

  During each offering period, the maximum number of shares which may be purchased by a participant is determined on the first day of the offering period under a formula whereby 85% of the market value of a share of our common stock on the first day of the offering period is divided into an amount equal to 6% of that participant's annualized base pay, as defined in the plan. A participant may elect to have up to 10% of his or her base pay withheld from his or her pay for this purpose. The price at which the participant may purchase shares will be the lower of:

  . 85% of the last sale price of our common stock on the Nasdaq National Market on the first day of the offering period; and

  .  85% of such price on the last day of the offering period.

  Amendment. Our board of directors may at any time, and from time to time, modify, terminate or amend the plan in any respect without obtaining shareholder approval, except where the approval of our shareholders is required under:

  .  Section 423 of the Code;

  .  Rule 16b-3 of the Exchange Act or any successor provisions; or

  .  under any applicable listing requirement of Nasdaq.

  The termination, modification or amendment of this plan shall not, without the consent of a participant, affect his or her rights under a purchase option previously selected by the participant. With the consent of the participant affected, our board of directors may amend outstanding purchase options in a manner not inconsistent with the terms of the plan. Our board of directors shall also have the right to amend or modify the terms and provisions of the plan and of any purchase options previously granted under the plan to the extent necessary to ensure the continued qualification of the plan under
Section 423 of the Code and Rule 16b-3. The plan also contains provisions relating to the disposition of purchase options in the event of certain mergers or other significant transactions in which we may be involved.

                           RELATED PARTY TRANSACTIONS

Relationship with Comverse

  We are a subsidiary of Comverse. Set forth below is a brief description of the existing relationships and agreements between us and Comverse.

 Services Agreement

  We have a services agreement with Comverse. Under this agreement, Comverse provides us with the following services:

  .  consulting services with respect to financial planning and reporting;

  .  routine legal services;

  .  administration of employee benefit plans;

  . maintaining in effect a policy of directors' and officers' liability insurance covering our directors and officers; and

  .  consulting services with respect to our public relations.

  We pay Comverse a quarterly fee of $150,000 for the services provided by Comverse during each fiscal quarter. In addition, we agreed to reimburse Comverse for any out-of-pocket expenses incurred by Comverse in providing the services. During fiscal 1999, no amounts were paid to Comverse for reimbursement of out-of-pocket expenses. The term of this agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either Comverse or us. Since 1996, Comverse has been providing these services to us for a quarterly fee of $150,000. This agreement currently covers the services of Mr. Kreinberg who was paid aggregate salary and bonus of $260,000 by Comverse in fiscal 1999. We believe that the terms of this agreement are as favorable as could have been obtained from an unaffiliated third party.

 Sales to Subsidiaries of Comverse

  We sell products and services to other subsidiaries of Comverse in the ordinary course of our business. Sales to these subsidiaries were approximately $2.7 million, $3.8 million and $4.7 million for fiscal 1997, fiscal 1998 and fiscal 1999, respectively, and approximately $3.7 million for the six months ended July 31, 2000.

 Federal Income Tax Sharing Agreement

  We have a tax sharing agreement with Comverse. Comverse is the parent company of a group of companies which includes us and for which Comverse files consolidated federal income tax returns. After this offering is completed we will cease to be included in the Comverse consolidated group for federal income tax purposes. However, prior to the completion of this offering we were included in the Comverse consolidated group for federal income tax purposes and we did not file our own federal income tax returns. Under the terms of the tax sharing agreement, during years in which Comverse files a consolidated federal income tax return which includes us, we pay Comverse an amount equal to our separate tax liability computed by Comverse in its reasonable discretion. Our separate tax liability will be that amount of federal income tax that we would owe if we filed a tax return independent of the Comverse group. If the calculation of our separate tax liability for any such year results in a net operating loss, we are not entitled to receive any payments from Comverse with respect to such net operating loss in such year or as a result of carrying such net operating loss back to any prior year or forward to any future year. The tax sharing agreement continues in effect until sixty days after the expiration of the applicable statute of limitations with respect to the final year of the Comverse group which includes us.

 Patent License Agreement

  Our affiliate, Comverse Patent Holding, granted Lucent GRL a non-exclusive license to those patents now owned by Comverse Patent Holding or which Comverse Patent Holding has a right to license and to those patents granted to Comverse Patent Holding or which Comverse Patent Holding obtains the right to license during the term of that arrangement. In return, Comverse Patent Holding was granted a non-exclusive license to certain patents now owned by Lucent GRL or which Lucent GRL has right to license and to those patents granted to Lucent GRL or which Lucent GRL obtains the right to license during the term of that arrangement. Under that arrangement, Comverse Patent Holding has the right to grant a sublicense to us. In connection with that arrangement, effective December 30, 1999, we entered into a patent license agreement with Comverse Patent Holding under which we have granted a non-exclusive royalty-free license to Comverse Patent Holding with the right to sublicense to Lucent GRL our patents and those patents granted to us or which we obtain the right to license during the term of the agreement. In return, Comverse Patent Holding granted to us a non-exclusive royalty-free sublicense to all patents that are licensed by Lucent GRL to Comverse Patent Holding. We believe that the value of our sublicense from Comverse Patent Holding is greater than the value of our license to Comverse Patent Holding.

 License Agreement

  We have a license agreement with Comverse Network Systems. Under this agreement, we granted Comverse Network Systems an irrevocable, perpetual, royalty-free, non-exclusive license to use certain elements of the Signalware software for incorporation into Comverse Network Systems' products. Specifically, the license granted to Comverse Network Systems includes the following rights:

  . the right to install and use our software products at any of Comverse Network Systems' sites and locations;

  . the right to install and use our software products on or in connection with any Comverse Network Systems' product;

  .  the right to use and execute the software products on any platform;

  .  the right to create, add to, enhance or modify our software products;
     and

  . the right to sublicense and/or otherwise provide our software products to others provided that our products cannot be licensed as a stand-alone interface.

  Comverse Network Systems may not use or sublicense to others any of our software products except on or as an element of a Comverse Network Systems product. Any additions, enhancements or other modifications made by Comverse Network Systems to our software products shall be the property of Comverse Network Systems.

  The term of this agreement is ten years, commencing on February 1, 2000. Thereafter, the agreement will automatically renew for one-year periods unless terminated by either Comverse Network Systems or us. The license granted by us under the agreement, and any sublicenses granted by Comverse Network Systems, survive termination or expiration of the agreement.

  Since Comverse's acquisition of Ulticom in August 1995, Comverse Network Systems has been using our Signalware software on a royalty-free basis. We entered into this agreement with Comverse Network Systems in order to formalize this existing arrangement with Comverse Network Systems. Although we did not receive any consideration from Comverse Network Systems for entering into this agreement, we believe that this agreement will lead to revenues from sales of our interface boards to Comverse Network Systems upon its deployment of its products which include our Signalware software.

 Development and Production Agreement

  We have a development and production agreement with Comverse Network Systems. Under this agreement, we agreed to design and develop for Comverse Network Systems a signaling system #7 signaling link module board. Comverse Network Systems agreed to purchase from us minimum quantities of this and other types of boards at prices which we believe are competitive given the committed quantities. Comverse Network Systems may also purchase from us additional boards over the minimum quantities at its sole discretion. If requested by Comverse Network Systems, for an additional fee we will furnish repair and/or replacement services to Comverse Network Systems for boards purchased under this agreement.

 Registration Rights Agreement

  We have entered into a registration rights agreement with Comverse. Under this agreement, Comverse may require us on one occasion to register our common stock for sale on Form S-1 under the Securities Act if we are not eligible to use Form S-3 under that Act. After we become eligible to use Form S-3, Comverse may require us on unlimited occasions to register our common stock for sale on this form. In addition, we are required to file a registration statement on this form to register for sale shares of our common stock that are or have been acquired by directors, officers and employees of Comverse upon the exercise of options granted to them by Comverse. Comverse will also have an unlimited number of piggyback registration rights. This means that any time we register our common stock for sale, Comverse may require us to include shares of our common stock held by it or its directors, officers and employees in that offering and sale. Comverse will not be allowed to exercise any registration rights during the 90-day lock-up period.

  We have agreed to pay all expenses that result from registration of our common stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. We have also agreed to indemnify Comverse, its directors, officers and employees against liabilities that may result from their sale of our common stock, including Securities Act liabilities.

 Business Opportunities Agreement

  We have a business opportunities agreement with Comverse which addresses potential conflicts of interest between Comverse and us. This agreement allocates between Comverse and us opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. We are precluded from pursuing an opportunity offered to any person who is a director of our company but not an officer or employee of our company and who is also an officer or employee of Comverse, unless Comverse fails to pursue such opportunity diligently. Comverse is precluded from pursuing an opportunity offered to any person who is a director of Comverse but not an officer or employee of Comverse and who is also an officer or employee of our company, unless we fail to pursue such opportunity diligently. We are also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless Comverse fails to pursue such opportunity diligently. Accordingly, we may be precluded from pursuing transactions or opportunities that we would otherwise be able to pursue if we were not affiliated with Comverse. We have agreed to indemnify Comverse and its directors and officers against any liabilities arising out of any claim that any provision of the agreement or the failure to offer any business opportunity to us violates or breaches any duty that may be owed to us by Comverse or any of its directors or officers.

 Intercompany Loan

  In January 2000, we borrowed $3.8 million under a term loan from a bank and we used the proceeds to pay our outstanding indebtedness owed to Comverse. The bank loan was secured by a deposit of Comverse at the bank. We repaid the bank loan with a portion of the proceeds of our initial public offering. During fiscal 1997, fiscal 1998 and fiscal 1999, we were charged with interest on our indebtedness to Comverse in an amount equal to approximately $532,000, $419,000 and $362,000, respectively. The interest rate on our indebtedness to Comverse was the prime rate during fiscal 1997, fiscal 1998 and fiscal 1999.

 Guarantee of the Lease for Our Dallas Facility

  Comverse has guaranteed the payment of rent and the performance of all obligations under the lease for our old facility in Dallas, Texas. This lease expires in October 2000.

 Charges to Affiliates of Comverse

  During fiscal 1997, fiscal 1998 and fiscal 1999, affiliates of Comverse paid us approximately $1.1 million, $0.6 million and $42,000, respectively, for rent and other shared facility charges.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table contains information with respect to the beneficial ownership of our common stock as of July 31, 2000, and as adjusted to reflect the sale of common stock in this offering by:

  . each person who we know beneficially owns more than 5% of our common stock;

  . each of our directors and each individual who serve as our named executive officers individually;

  .  all of our directors and executive officers as a group; and

  .  each shareholder who is selling shares in this offering.

  Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock. Share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days. Each of our directors and executive officers who is also a director or officer of Comverse disclaims ownership of the shares of our common stock owned by Comverse.

                                                                                                   Number of
                               Shares of              Number of              Shares of            Options Not
                             Common Stock             Shares to            Common Stock           Exercisable
                          Beneficially Owned          be Sold in        Beneficially Owned          Within
                          Before the Offering        the Offering       After the Offering          60 days
                         --------------------------- ------------      -------------------------- -----------
                           Number         Percentage                     Number        Percentage
                         ----------       ----------                   ----------      ----------
Principal Shareholders:
Comverse Technology,
 Inc.................... 31,499,738(/1/)     83.7%          --         31,360,375(/2/)    77.4%         --

Directors and Executive
 Officers:
Kobi Alexander..........  1,237,263           3.3%       40,000         1,197,263          3.0%         --
Shawn Osborne...........     55,000(/3/)       *         25,000(/11/)      30,000           *       490,905
David Kreinberg.........     42,727            *         21,500            21,227           *        98,181
William F. Sorin........     42,727(/4/)       *         21,500(/12/)      21,227           *        32,727
Paul D. Baker...........      6,000            *            --              6,000           *        32,727
Yaacov Koren............        --            --            --                --           --        16,364
Zvi Bar-On..............     19,500(/5/)       *          5,000(/13/)      14,500           *           --
Ron Hiram...............     16,000(/5/)       *          5,000(/13/)      11,000           *           --
Rex McWilliams..........     15,000(/5/)       *          5,000(/13/)      10,000           *           --
All executive officers
 and directors as a
 group (nine persons)...  1,434,217(/6/)      3.8%      123,000         1,311,217          3.2%     670,904

Other Selling
 Shareholders:
Livre Holdings
 Limited(/7/)...........  1,227,263           3.3%    1,227,263               --           --           --
Carmel Vernia(/8/)......     40,000(/10/)      *         40,000(/12/)         --           --           --
Sachi Gerlitz(/9/)......     32,727(/10/)      *         16,363(/12/)      16,364           *        49,091

--------
*  Less than 1%
(1) Includes 1,259,990 shares of our common stock owned by Messrs. Alexander and Kreinberg which Comverse has the right to vote. Also includes 647,995 shares of our common stock subject to options to purchase from Comverse that were granted by Comverse to certain of its directors and employees, including options for 165,454 shares which are currently exercisable.
(2) Includes 1,198,490 shares of our common stock owned by Messrs. Alexander and Kreinberg which Comverse has the right to vote. Also includes 570,132 shares of our common stock subject to options to purchase from Comverse that were granted by Comverse to certain of its directors and employees, including options for 87,591 shares which are currently exercisable.
(3) Includes 50,000 shares of our common stock subject to options granted by us.

(4) Includes options granted by Comverse to Mr. Sorin to purchase from Comverse 32,727 shares of our common stock.
(5) Includes 15,000 shares of our common stock subject to options granted by us upon completion of our initial public offering.
(6) Includes options granted by us to purchase from us 95,000 shares of our common stock and options granted by Comverse to purchase from Comverse 32,727 shares of our common stock.
(7) This corporation is owned by a trust of which Mr. Zvi Alexander was the grantor. Zvi Alexander is a director of Comverse and the father of Kobi Alexander.
(8) Mr. Vernia is a former Chief Operating Officer of Comverse and a former director of Comverse.
(9) Mr. Gerlitz is an employee of a subsidiary of Comverse.
(10) Represents options granted by Comverse to purchase from Comverse shares of our common stock.
(11) Represents shares of our common stock issuable upon exercise of options granted by us which will be exercised prior to the completion of this offering.
(12) Represents options granted by Comverse to purchase from Comverse shares of our common stock which will be exercised prior to the completion of this offering.
(13) Represents options granted by us to purchase from us shares of our common stock which will be exercised prior to the completion of this offering.

                           DESCRIPTION OF SECURITIES

  Set forth below is a summary of the material provisions of our capital stock. For a more detailed description, see our amended and restated certificate of incorporation and by-laws, copies of which we have filed as exhibits to the registration statement.

  We are a New Jersey corporation, subject to the provisions of the New Jersey Business Corporation Act. Our authorized capital stock consists of 210,000,000 shares, with no par value, divided into 200,000,000 shares of common stock and 10,000,000 shares of undesignated stock. After giving effect to this offering, we will have 40,510,964 shares of common stock outstanding. Upon the closing of the offering, we will not have designated any of the undesignated stock and none will be outstanding.

Common Stock

  General. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

  Voting Rights. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, Comverse, our controlling shareholder, may elect all of the directors standing for election.

  Dividends. Holders of common stock are entitled to receive ratably such dividends, if any, as the board of directors may declare on the common stock out of funds legally available for that purpose.

  Liquidation. Upon the liquidation, dissolution or winding up of Ulticom, holders of common stock are entitled to share ratably in all assets remaining after the payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of preferred stock that our board of directors may choose to designate.

Undesignated Stock

  Our board of directors is expressly authorized in our certificate of incorporation, without further shareholder approval, to amend our certificate of incorporation to divide the 10,000,000 shares of undesignated stock into one or more classes of common or preferred stock. The board can further divide any of those or any hereafter created classes of undesignated stock designated as preferred stock into series and to determine their designations, numbers, relative rights, preferences and limitations, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series. The relative rights, preferences and limitations of each class or series of common or preferred stock may differ from those of any and all other classes or series of common or preferred stock, as the case may be. Our board of directors is expressly authorized in our certificate of incorporation, without further shareholder approval, to amend our certificate of incorporation to change the designations, numbers, relative rights, preferences and limitations of any authorized but unissued shares of preferred stock.

  Our ability to designate and issue additional shares of undesignated stock in this manner, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from seeking to acquire, control of our company. The potential for issuance of shares of undesignated stock may have an adverse impact on the market price of the common stock outstanding after the offering. We have no present plans to issue any shares of common or preferred stock from the shares of undesignated stock.

Options

  Options to purchase a total of 6,500,000 shares of common stock may be granted under our stock incentive compensation plan. As of July 31, 2000, there were outstanding options to purchase a total of 3,699,472 shares of common stock at a weighted average exercise price of $4.65 per share.

Certain Provisions of New Jersey Law

  The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board of directors may, in addition to considering the effects of any action on shareholders, consider any of the following:

  . the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

  .  the effects on the community in which the corporation operates; and

  . the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

  The statute further provides that if, based on these factors, the board of directors determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the board of directors' rejection of, and may facilitate the rejection of, an offer to acquire Ulticom.

  We are also subject to the New Jersey Shareholders Protection Act which prohibits certain New Jersey corporations, such as our company, from engaging in a business combination, including mergers, consolidations, significant asset dispositions and certain stock issuances, with any interested shareholder for five years after such person becomes an interested shareholder, unless the business combination is approved by the board of directors prior to the date the shareholder became an interested shareholder. Interested shareholder is defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power. In addition, the Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that:

  . is approved by the board of directors prior to the date that such shareholder became an interested shareholder;

  . is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder; or

  .  satisfies certain fair price and related criteria.

  The Protection Act does not apply to certain business combinations, including those with persons who acquired 10% or more of the voting power of the corporation prior to the time the corporation was required to file periodic reports under the Securities Exchange Act of 1934, as amended, or prior to the time the corporation's securities began to trade on a national securities exchange. Accordingly, the Protection Act does not apply to Comverse.

Limitation of Liability of Directors and Officers

  Our certificate of incorporation provides that our directors and officers will not be personally liable to us or our shareholders for damages for the breach of any duty owed to us or our shareholders except to the extent that this exception is not permitted by the New Jersey Business Corporation Act.

Indemnification of Directors and Officers

  The New Jersey Business Corporation Act provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

  Our certificate of incorporation provides that every person who:

  . is or was our director, officer, employee or agent or of any constituent corporation absorbed by us in a consolidation or merger, or the legal representative of any such director, officer, employee or agent, or

  . is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. Our certificate also provides that, during the pendency of any such proceeding, we will advance to the fullest extent permitted by law expenses incurred from time to time by an indemnified person in connection with the proceeding, subject to our receipt of an undertaking as required by law. We intend to enter into an indemnity agreement with each of our directors and officers under which we will agree to provide indemnification and expense reimbursement as outlined above.

  Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, as our officer, director or employee, regardless of whether the New Jersey Business Corporation Act would permit indemnification. Under our services agreement, Comverse has obtained directors' and officers' liability insurance which also provides coverage for our officers and directors.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005 and its telephone number at this location is (212) 936-5100.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of some of the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to non-U.S. holders.

  A non-U.S. holder is generally an individual, corporation, estate or trust other than:

  . an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

  . a corporation created or organized in the United States or under the laws of the United States or of any subdivision thereof;

  . an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of source; and

  . a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

  The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The following summary is for general information and applies only to non-U.S. holders that are the beneficial owners of our common stock that hold our common stock as a capital asset. In addition, this discussion does not apply to persons holding our shares through a partnership or other pass-through entity. If you are a non-U.S. holder, you should consult a tax advisor on the U.S. federal tax consequences of holding and disposing of our common stock with respect to your particular circumstances, for example, if you are a former citizen or resident of the United States, as well as any tax consequences under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

Dividends

  Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty.

  Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate IRS form with the withholding agent. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may, under specific circumstances, be subject to an additional branch profits tax at a 30% rate or a lower rate that an applicable income tax treaty may specify.

  Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after December 31, 2000 a non-U.S. holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

  A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Disposition of Common Stock

  A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  . the gain is effectively connected with a U.S. trade or business, in which case the branch profits tax may also apply to a corporate non-U.S. holder;

  . the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

  . the non-U.S. holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or

  . we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder's holding period for the common stock.

  The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Federal Estate Taxes

  Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding Tax

  Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on specific payments on common stock. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status under applicable Treasury regulations may be subject to information reporting and backup withholding at a rate of 31% on payments of dividends.

  With respect to the payment of proceeds upon the disposition of common stock, under current law, non-U.S. holders are not subject to backup withholding and will generally not be subject to information reporting but may be required to comply with certification or identification requirements to prove their exemption.

  Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances, including upon their disposition of common stock.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have issued and outstanding an aggregate of 40,510,964 shares of common stock, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Acts. 31,373,464 shares of our common stock, being the number of shares of our common stock that will be outstanding upon completion of this offering excluding the shares offered in this offering or sold in our initial public offering, will be restricted securities, as defined in Rule 144 under the Securities Act, which may only be sold in the public market if registered under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act or an exemption from registration under Rule 144 under the Securities Act. Of these restricted securities, 31,360,374 shares will be available for sale in the public market, subject to the volume limitations and other conditions of Rule 144, immediately upon the expiration of the 90 day lock-up period and 13,090 shares will not be subject to any lock-up restriction.

Lock-up Agreements

  Comverse will sign a lock-up agreement under which it will agree not to transfer, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 90 days from the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers Inc. The selling shareholders will enter into 90-day lock-up agreements in connection this offering. However, under those agreements the selling shareholders may sell up to 50% of their remaining shares after 45 days from the date of this offering if the market price of our common stock has increased by at least 20% from the offering price in this offering.

Rule 144

  In general, under Rule 144 as currently in effect a person who has beneficially owned shares of common stock that are restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 405,110 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights

  We have entered into a registration rights agreement with Comverse. See "Related Party Transactions--Relationship with Comverse--Registration Rights Agreement." We do not have any other contractual obligations to register our common stock.

                                  UNDERWRITING

  Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to the prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Chase Securities Inc., Bear, Stearns & Co. Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, has agreed to purchase from us and the selling shareholders the respective number of shares of common stock shown opposite its name below:

                                                                       Number of
 Underwriters                                                           Shares
 ------------                                                          ---------
Lehman Brothers Inc...................................................
Chase Securities Inc..................................................
Bear, Stearns & Co. Inc. .............................................
U.S. Bancorp Piper Jaffray Inc........................................
                                                                       ---------
  Total............................................................... 4,250,000
                                                                       =========

  The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

  . the representations and warranties made by us to the underwriters are true;

  .  there is no material change in the financial markets; and

  .  we deliver customary closing documents to the underwriters.

  The representatives had advised us that the underwriters propose to offer the shares of common stock directly to the public at the public price set forth on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at such public offering price less a selling concession not in
excess of $   per share. The underwriters may allow, and the selected dealers
may reallow, a concession not in excess of $   per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

  The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay. The underwriting discounts and commissions are equal to the public offer price per share less the amount paid
to us per share. The underwriting discounts and commissions are equal to   % of
the public offering price.

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per Share Over-allotment Over-allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 to be paid by us and the selling
 shareholders.........................    $            $              $

  We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $ million. The Company has agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions.

  We have granted to the underwriters an option to purchase up to an aggregate of 637,500 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option to sell the shares of common stock to the underwriters.

  We have agreed that, without the prior written consent of Lehman Brothers, Inc., we will not offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 90 days from the date of this prospectus. Comverse, the selling shareholders, all of our executive officers and directors and certain of our shareholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., it will not offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period of 90 days from the date of this prospectus, except that:

  . Comverse may sell shares of our capital stock to a purchaser or purchasers of the shares who agree to be bound by the same restrictions that bind Comverse; and

  . the selling shareholders may sell up to 50% of their remaining shares after 45 days from the date of this offering, if the market price of our common stock has increased by at least 20% from the offering price in this offering.

  The restrictions described in the foregoing paragraph do not apply to:

  .  the sale of common stock to the underwriters;

  . shares of common stock issued by us under employee benefit plans or upon the exercise of options issued under employee benefit plans; or

  . shares of common stock or other securities issued upon the exercise of currently outstanding options, warrants or rights.

  We and the selling shareholders have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

  The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. The transactions may be effected on the Nasdaq National Market, on the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

  Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling shareholders nor any of the underwriters make any representation that the representatives will engage in such transactions or that any such transaction, once commenced, will not be discontinued without notice.

  Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

  The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

  Lehman Brothers Inc. has served as underwriter and manager for five security offerings for Comverse in the past and has received customary compensation for these services.

  Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

                                 LEGAL MATTERS

  The validity of the shares of common stock being offered hereby and certain other legal matters in connection with this offering with respect to New Jersey law will be passed upon for Ulticom by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey. Certain legal matters in connection with this offering with respect to New York laws and the federal laws of the United States will be passed upon for Ulticom by Weil, Gotshal & Manges LLP, New York, New York. Attorneys at Weil, Gotshal & Manges LLP own 3,500 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

  The financial statements as of January 31, 1999 and 2000, and for the year ended December 31, 1997, the one month ended January 31, 1998 and the years ended January 31, 1999 and 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. We refer you to the registration statement for further information with respect to us and the shares of common stock to be sold in the offering. With respect to any statement contained in this prospectus as to the contents of any contract, agreement or other document referred to herein, we refer you to the contract, agreement or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the exhibit.

  We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected on the Commission's web site at http://www.sec.gov.

  You should only rely on the information contained in this prospectus and the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any of our common stock.

                          ULTICOM, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2

Consolidated Balance Sheets as of January 31, 1999 and 2000, and July 31,
 2000 (unaudited)......................................................... F-3

Consolidated Statements of Operations for the year ended December 31,
 1997, the one month ended January 31, 1998, the years ended January 31,
 1999 and 2000, and the six months ended July 31, 1999 and 2000
 (unaudited).............................................................. F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1997, the one month ended January 31, 1998, the years ended January 31, 1999 and 2000, and the six months ended July 31, 2000
 (unaudited).............................................................. F-5

Consolidated Statements of Cash Flows for the year ended December 31,
 1997, the one month ended January 31, 1998, the years ended January 31,
 1999 and 2000, and the six months ended July 31, 1999 and 2000
 (unaudited).............................................................. F-6

Notes to the Consolidated Financial Statements............................ F-7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Ulticom, Inc.
Mt. Laurel, New Jersey

  We have audited the accompanying consolidated balance sheets of Ulticom, Inc. and subsidiary (the "Company") as of January 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1997, the one month ended January 31, 1998 and the years ended January 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1999 and 2000, and the results of its operations and its cash flows for the year ended December 31, 1997, the one month ended January 31, 1998 and the years ended January 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
February 25, 2000 (March 13, 2000 as to Note 1)

                          ULTICOM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                            January 31, January 31,  July 31,
                                               1999        2000        2000
                                            ----------- ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current Assets:
  Cash and cash equivalents................   $2,544      $ 6,299     $67,460
  Accounts receivable, net of allowance for
   doubtful accounts of $205, $250 and
   $300....................................    1,525        3,162       5,027
  Due from related parties.................    1,662        1,009         182
  Inventories..............................      873        1,812       1,563
  Prepaid expenses and other current
   assets..................................       73          408          66
  Deferred tax asset.......................      167          332         332
                                              ------      -------     -------
    Total current assets...................    6,844       13,022      74,630
  Property and equipment, net..............    1,739        3,190       3,766
  Other assets.............................      300        1,152       1,060
                                              ------      -------     -------
    Total Assets...........................   $8,883      $17,364     $79,456
                                              ======      =======     =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses....   $2,154      $ 4,225     $ 6,729
  Deferred revenue.........................    2,619        7,438       9,715
  Due to related parties...................    4,307          617         963
                                              ------      -------     -------
    Total current liabilities..............    9,080       12,280      17,407
                                              ------      -------     -------
Long-Term Liabilities:
  Note payable, bank.......................      --         3,800         --
  Deferred tax liability...................      257          164         164
                                              ------      -------     -------
    Total long-term liabilities............      257        3,964         164
                                              ------      -------     -------
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Undesignated stock, no par value,
   10,000,000 shares authorized, no shares
   issued and outstanding..................      --           --          --
  Common stock, no par value, 200,000,000
   authorized, 32,727,000, 32,727,000 and
   37,627,590 issued and outstanding.......      --           --          --
  Additional paid-in capital...............       10           10      58,098
  Retained earnings (deficit)..............     (464)       1,110       3,787
                                              ------      -------     -------
    Total stockholders' equity (deficit)...     (454)       1,120      61,885
                                              ------      -------     -------
    Total liabilities and stockholders'
     equity (deficit)......................   $8,883      $17,364     $79,456
                                              ======      =======     =======

                 See notes to consolidated financial statements

                          ULTICOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                                      Six Months
                                       One Month    Year Ended           Ended
                          Year Ended     Ended      January 31,        July 31,
                         December 31, January 31, ----------------  ----------------
                             1997        1998      1999     2000     1999     2000
                         ------------ ----------- -------  -------  -------  -------
                                                                      (unaudited)
Sales...................   $14,559      $  212    $18,629  $25,831  $11,432  $19,417
Cost of sales...........     4,495         294      6,131    8,883    3,964    6,443
                           -------      ------    -------  -------  -------  -------
Gross profit............    10,064         (82)    12,498   16,948    7,468   12,974
Operating expenses:
Research and
 development............     2,398         205      4,706    6,015    2,704    4,285
Selling, general and
 administrative.........     3,891         348      4,948    8,124    3,662    5,636
                           -------      ------    -------  -------  -------  -------
Income (loss) from
 operations.............     3,775        (635)     2,844    2,809    1,102    3,053
Interest income
 (expense), net.........      (507)        (45)      (350)    (271)    (109)   1,263
                           -------      ------    -------  -------  -------  -------
Income (loss) before
 income taxes...........     3,268        (680)     2,494    2,538      993    4,316
Income tax provision
 (benefit)..............     1,213        (249)       927      964      381    1,639
                           -------      ------    -------  -------  -------  -------
Net income (loss).......   $ 2,055      $ (431)   $ 1,567  $ 1,574  $   612  $ 2,677
                           =======      ======    =======  =======  =======  =======
Earnings (loss) per
 share:
Basic...................   $  0.06      $(0.01)   $  0.05  $  0.05  $  0.02  $  0.07
                           =======      ======    =======  =======  =======  =======
Diluted.................   $  0.06      $(0.01)   $  0.05  $  0.05  $  0.02  $  0.07
                           =======      ======    =======  =======  =======  =======


                 See notes to consolidated financial statements

                          ULTICOM, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)


                                 Common Stock
                              ------------------- Additional Retained
                              Number of            Paid-In   Earnings
                               Shares   Par Value  Capital   (Deficit)  Total
                              --------- --------- ---------- --------- -------
Balance, January 1, 1997....   32,727     $--      $    10    $(3,399) $(3,389)
Net income..................                                    2,055    2,055
                               ------     ----     -------    -------  -------
Balance, December 31, 1997..   32,727      --           10     (1,344)  (1,334)
Net loss....................                                     (431)    (431)
Dividend to Parent..........                                     (256)    (256)
                               ------     ----     -------    -------  -------
Balance, January 31, 1998...   32,727      --           10     (2,031)  (2,021)
Net income..................                                    1,567    1,567
                               ------     ----     -------    -------  -------
Balance, January 31, 1999...   32,727      --           10       (464)    (454)
Net income..................                                    1,574    1,574
                               ------     ----     -------    -------  -------
Balance, January 31, 2000...   32,727      --           10      1,110    1,120
Net income (unaudited)......                                    2,677    2,677
Proceeds from sale of stock
 (unaudited)................    4,901               58,088              58,088
                               ------     ----     -------    -------  -------
Balance, July 31, 2000
 (unaudited)................   37,628     $--      $58,098    $ 3,787  $61,885
                               ======     ====     =======    =======  =======


                 See notes to consolidated financial statements

                          ULTICOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                        One Month    Year Ended        Six Months
                           Year Ended     Ended      January 31,     Ended July 31,
                          December 31, January 31, ----------------  ---------------
                              1997        1998      1999     2000     1999    2000
                          ------------ ----------- -------  -------  ------  -------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net income (loss).......    $ 2,055      $ (431)   $ 1,567  $ 1,574  $  612  $ 2,677
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation and
   amortization.........        529          42      1,408    1,689     577    1,160
  Deferred income
   taxes................        136           8        276     (258)    --       --
Changes in assets and
 liabilities:
  Accounts receivable...        (95)        319       (140)  (1,637)   (652)  (1,865)
  Due from related
   parties..............     (1,025)        (30)       118      653     944      827
  Inventories...........       (873)        (91)        91     (939)   (799)     249
  Prepaid expenses and
   other current
   assets...............        467         (30)        56     (335)    (40)     342
  Other assets..........         (3)         29        (14)    (507)     (3)     (34)
  Accounts payable and
   accrued expenses.....        680         (88)       335    2,071   1,236    2,504
  Deferred revenue......      1,785         119        263    4,819    (358)   2,277
                            -------      ------    -------  -------  ------  -------
  Net cash provided by
   (used in) operating
   activities...........      3,656        (153)     3,960    7,130   1,517    8,137
                            -------      ------    -------  -------  ------  -------
Cash flows from
 investing activities:
  Purchases of property
   and equipment........       (883)        (72)    (1,254)  (2,853) (2,141)  (1,476)
  Capitalization of
   software development
   costs................        --          --        (508)    (632)   (765)    (134)
                            -------      ------    -------  -------  ------  -------
  Net cash used in
   investing
   activities...........       (883)        (72)    (1,762)  (3,485) (2,906)  (1,610)
                            -------      ------    -------  -------  ------  -------
Cash flows from
 financing activities:
  Dividend to parent....        --         (256)       --       --      --       --
  Net proceeds from the
   sale of common
   stock................        --          --         --       --      --    58,088
  Note payable, bank....        --          --         --     3,800     --    (3,800)
  Due to related
   parties..............     (2,058)         35       (238)  (3,690)    510      346
                            -------      ------    -------  -------  ------  -------
  Net cash provided by
   (used in) financing
   activities...........     (2,058)       (221)      (238)     110     510   54,634
                            -------      ------    -------  -------  ------  -------
Net increase (decrease)
 in cash and cash
 equivalents............        715        (446)     1,960    3,755    (879)  61,161
Cash and cash
 equivalents, beginning
 of period..............        315       1,030        584    2,544   2,544    6,299
                            -------      ------    -------  -------  ------  -------
Cash and cash
 equivalents, end of
 period.................    $ 1,030      $  584    $ 2,544  $ 6,299  $1,665  $67,460
                            =======      ======    =======  =======  ======  =======
Supplemental disclosures
 of cash flow
 information:
  Cash paid for
   interest.............    $   --       $  --     $   --   $   --   $  --   $   114
                            =======      ======    =======  =======  ======  =======
  Cash paid for taxes...    $   --       $  --     $   --   $    48  $   33  $   520
                            =======      ======    =======  =======  ======  =======

                 See notes to consolidated financial statements

                          ULTICOM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         Year Ended December 31, 1997,
                       One Month Ended January 31, 1998,
                   Years Ended January 31, 1999 and 2000, and
                  the Six Months Ended July 31, 1999 and 2000
    (Information Relating to the six months ended July 31, 1999 and 2000 is unaudited)

1. Business and Summary of Significant Accounting Policies

  Company Business and Background--Ulticom, Inc., ("the Company"), formerly DGM&S Telecom, Inc., a New Jersey corporation and subsidiary of Comverse Technology, Inc. ("Comverse"), is engaged in the design, development, manufacture, marketing and support of software and hardware for use in the communications industry. In May 1999, the Company amended its certificate of incorporation to change its name from DGM&S Telecom, Inc. to Ulticom, Inc.

  Recapitalization--In December 1998, the Company amended its certificate of incorporation to increase its authorized capital stock to 110,000,000 shares without par, of which 100,000,000 shares were designated as common stock and 10,000,000 shares were authorized without designation and available for issuance with such designations and relative rights, preferences and limitations as may be specified from time to time by the Board of Directors. On March 10, 2000, the Company amended its certificate of incorporation in connection with its initial public offering to increase its authorized capital stock to 210,000,000 shares without par, of which 200,000,000 have been designated as common stock and 10,000,000 shares have been authorized without designation and available for issuance with such designations and relative rights, preferences and limitations as may be specified from time to time by the Board of Directors.

  Effective as of December 31, 1998, the Board of Directors declared a stock dividend on the Company's outstanding common stock at the rate of 100,000 shares of common stock for each outstanding share of common stock. On March 13, 2000, the Board of Directors declared a stock dividend on the Company's outstanding common stock at the rate of 2.2727 shares of common stock for each outstanding share of common stock. All references to per share amounts and the number of shares in these financial statements have been adjusted to reflect the increase in authorized capital stock and the stock dividends referred to above.

  Initial Public Offering--On April 5, 2000, the Company issued 4,250,000 shares of common stock to the public at a price of $13.00 per share. The underwriters exercised their option to purchase 637,500 additional shares to cover over-allotments. The net proceeds of the offering were approximately $58,062,000, a portion of which was used to repay outstanding bank debt and the remainder will be used for general corporate purposes.

  Interim Results (Unaudited)--The accompanying balance sheet as of July 31, 2000 and the statements of operations and cash flows for the six months ended July 31, 1999 and 2000, and the statement of stockholders' equity (deficit) for the six months ended July 31, 2000 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the six months ended July 31, 2000 are not necessarily indicative of the results that may be expected for the year ending January 31, 2001.

  Basis of Presentation--In January 1998, in connection with the merger of Comverse with another company, the Company along with Comverse changed its fiscal year from a calendar year to the year ending January 31. This report presents the financial statements of the Company for the year ended December 31, 1997, the one-month period ended January 31, 1998, and the years ended January 31, 1999 and 2000 and the

                          ULTICOM, INC. AND SUBSIDIARY
six months ended July 31, 1999 and 2000. Unaudited statement of operations data for the one month ended January 31, 1997 is as follows (in thousands, except per share data):

      Sales............................................................ $734
      Gross profit..................................................... $506
      Income tax provision............................................. $ 53
      Net income....................................................... $ 91
      Net income per share (basic and diluted)......................... $  0.00

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Fair Value of Financial Instruments--The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimate fair value amounts.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to a concentration of credit risk consist of cash and cash equivalents and trade receivables. The Company places its cash investments with high quality financial institutions. The Company sells its products to customers who are dispersed across many geographic regions and who are principally in the communications industry. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable. The carrying amount of the financial instruments are reasonable estimates of their fair value.

  Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

  Property and Equipment--Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its furniture and equipment using straight-line depreciation over periods ranging from three to seven years. Leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful lives of the improvements (7 years). The cost of maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized.

  Income Taxes--The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. For federal income tax purposes, the Company's results will be included in the Comverse consolidated tax return as long as Comverse retains beneficial ownership of at least 80% of the total voting power and value of the outstanding common stock of the Company. Income taxes are determined as if the Company was a separate taxpayer. Income tax currently payable has been charged to the due to related parties account in the period that the liability arose. Under the tax sharing agreement between the Company and Comverse, the Company does not receive any benefit for losses that it incurs. Accordingly, for the one month ended January 31, 1998 the benefit attributable to the loss incurred by the Company has been reflected as a deemed dividend to Comverse.

                          ULTICOM, INC. AND SUBSIDIARY

  Revenue and Expense Recognition--Revenues from product sales are generally recognized upon shipment. The Company provides its customers with post-contract support services, which generally consist of bug-fixing and telephone access to the Company's technical personnel, but may also include the right to receive product updates, upgrades and enhancements. Revenue from these services is recognized ratably over the contract period. Post-contract support services included in the initial licensing fee are allocated from the total contract amount based on the relative fair value of vendor specific objective evidence ("VSOE"). For multi-element arrangements, VSOE of fair value is determined based on the price charged when the same element is sold separately or, for elements not yet being sold separately, the price established by management having the relevant authority. If VSOE of fair value does not exist for one or more delivered elements of a multi-element arrangement and VSOE of fair value exists for all undelivered elements, then revenue is recognized using the "residual method."

  Deferred revenue consist primarily of amounts billed to customers pursuant to terms specified in contracts but for which revenue has not been recognized.

  Included in sales are license revenues amounting to approximately $6,651,000, $74,000, $7,946,000 $5,270,000, $2,628,000 and $2,980,000 for the year ended
December 31, 1997, the one month ended January 31, 1998, the years ended January 31, 1999 and 2000 and the six months ended July 31, 1999 and 2000. The related costs of revenues associated with these license revenues were not material in each of the periods presented.

  Expenses incurred in connection with research and development activities, other than certain software development costs that are capitalized, and selling, general and administrative expenses are charged to operations as incurred.

  Software Development Costs--Software development costs are capitalized upon the establishment of technological feasibility and are amortized over the estimated useful life of the software, which has been four years or less. Amortization begins in the period when the product is available for general release to customers. Amortization expenses amounted to $211,000, $18,000, $134,000, $287,000 and $124,000 for the year ended December 31, 1997, the one-
month ended January 31, 1998, the years ended January 31, 1999 and 2000 and the six months ended July 31, 2000, respectively. In the year ended January 31, 1999, the Company recorded an impairment loss of $619,000 to reduce the carrying value of the software development costs to their net realizable value.

  Comprehensive Income--In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income. The statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement became effective for the Company beginning January 1, 1998. For all periods presented, the Company had no components of comprehensive income other than net income.

  Long Lived Assets--The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events change, or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of an asset and its eventual disposition is less than its carrying amount. The Company has identified no such impairment losses.

  Pervasiveness of Estimates--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          ULTICOM, INC. AND SUBSIDIARY

  Recent Accounting Pronouncements--In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Management does not expect the adoption of SAB 101 to have a material effect on the Company's operations or financial position. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2000.

  Reclassifications--Certain prior year balances have been reclassified to conform with the current year classifications.

2. Inventories

  Inventories consist of the following:

                                                         January 31,
                                                         -----------  July 31,
                                                         1999  2000     2000
                                                         ---- ------ -----------
                                                                     (Unaudited)
                                                             (In thousands)
   Work in process...................................... $454 $  709   $  557
   Finished goods.......................................  419  1,103    1,006
                                                         ---- ------   ------
                                                         $873 $1,812   $1,563
                                                         ==== ======   ======

3. Property and Equipment

  Property and equipment consists of the following:

                                                      January 31,
                                                     --------------   July 31,
                                                      1999    2000      2000
                                                     ------  ------  -----------
                                                                     (Unaudited)
                                                          (In thousands)
   Furniture and equipment.......................... $5,894  $4,407    $5,646
   Transportation equipment.........................     66     --        --
   Leasehold improvements...........................    102     158       464
                                                     ------  ------    ------
                                                      6,062   4,565     6,110
   Less: accumulated depreciation................... (4,323) (1,375)   (2,344)
                                                     ------  ------    ------
                                                     $1,739  $3,190    $3,766
                                                     ======  ======    ======

4. Other Assets

  Other assets consist of the following:

                                                      January 31,
                                                      -----------  July 31,
                                                      1999  2000     2000
                                                      ---- ------ -----------
                                                                  (unaudited)
                                                          (In thousands)
   Software development costs, net of accumulated
    amortization of $2,327, $2,431 and $2,555........ $129 $  658   $  669
   Other assets......................................  171    494      391
                                                      ---- ------   ------
                                                      $300 $1,152   $1,060
                                                      ==== ======   ======

                          ULTICOM, INC. AND SUBSIDIARY

5. Accounts Payable and Accrued Expenses

  Accounts payable and accrued expenses consist of the following:

                                                        January 31,
                                                       -------------  July 31,
                                                        1999   2000     2000
                                                       ------ ------ -----------
                                                                     (unaudited)
                                                            (In thousands)
   Accounts payable................................... $  559 $  716   $  355
   Accrued salaries and benefits......................    959  2,039    2,241
   Other..............................................    636  1,470    4,133
                                                       ------ ------   ------
                                                       $2,154 $4,225   $6,729
                                                       ====== ======   ======

6. Related Party Transactions

  The Company sells products and provides services to other subsidiaries of Comverse. Sales to related parties were approximately $2,681,000, $42,000, $3,789,000, $4,679,000, $1,979,000 and $3,728,000 for the year ended December
31, 1997, the one month ended January 31, 1998, the years ended January 31, 1999 and 2000 and the six months ended July 31, 1999 and 2000, respectively. The amounts charged to related parties for administrative services were approximately $1,106,000, $152,000, $644,000 and $42,000, for the year ended
December 31, 1997, the one month ended January 31, 1998, and the years ended January 31, 1999 and 2000, respectively. These charges are included in their entirety in selling, general and administrative expenses. The Company was charged interest on balances owed to Comverse amounting to approximately $532,000, $48,000, $419,000, $362,000, $153,000 and $0 for the year ended
December 31, 1997, the one month ended January 31, 1998, the years ended January 31, 1999 and 2000 and the six months ended July 31, 1999 and 2000, respectively.

  The Company has a services agreement with Comverse. Under this agreement, Comverse provides the Company with various administrative and consulting services. The Company has agreed to pay to Comverse a quarterly fee of $150,000, payable in arrears at the end of each fiscal quarter, in consideration for all services provided by Comverse during such fiscal quarter. The Company was charged $600,000 in each of the years ended December 31, 1997, January 31, 1999 and January 31, 2000 and $300,000 for the six months ended July 31, 1999 and 2000, for consulting and other corporate services provided by Comverse. In addition, the Company has agreed to reimburse Comverse for any out-of-pocket expenses incurred by Comverse in providing the services. The term of the agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either party.

  In January 2000, the Company secured a bank loan in the amount of $3.8 million. A portion of the proceeds from our initial public offering were used to repay the bank loan in July 2000.

7. Stock Options

  Employee Stock Options--At January 31, 2000, 3,272,700 shares of common stock were reserved for issuance upon exercise of options then outstanding and 3,227,300 options were available for future grant under the Company's stock option plan. Options under the plan may be granted to key employees, directors, and other persons rendering services to the Company. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of grant and are subject to certain quantity and other limitations specified in Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as

                          ULTICOM, INC. AND SUBSIDIARY
to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions.

  The changes in the number of options were as follows:

                                              One Month      Years Ended
                                 Year Ended     Ended        January 31,
                                December 31, January 31, --------------------
                                    1997        1998       1999       2000
                                ------------ ----------- ---------  ---------
   Outstanding at beginning of
    period....................       --           --           --   2,899,612
   Granted during the period..       --           --     3,655,606    877,084
   Exercised during the
    period....................       --           --           --         --
   Canceled, terminated and
    expired...................       --           --      (755,994)  (503,996)
                                   -----        -----    ---------  ---------
   Outstanding at end of
    period....................       --           --     2,899,612  3,272,700
                                   =====        =====    =========  =========

  All of the options outstanding as of January 31, 2000 vest in four equal annual increments from the date on which the Company completed the initial public offering of its common stock.

  Weighted average option exercise price information were as follows:

                                              One Month      Years Ended
                                 Year Ended     Ended        January 31,
                                December 31, January 31, --------------------
                                    1997        1998       1999       2000
                                ------------ ----------- ---------  ---------
   Outstanding at beginning of
    period....................     $ --         $ --     $     --   $    2.21
   Granted during the period..       --           --          2.17       3.71
   Exercised during the
    period....................       --           --           --         --
   Canceled, terminated and
    expired...................       --           --          1.99       2.51
                                   -----        -----    ---------  ---------
   Outstanding at end of
    period....................     $ --         $ --     $    2.21  $    2.57
                                   =====        =====    =========  =========

  Significant option groups outstanding at January 31, 2000, and related weighted average price and life information were as follows:

                                Weighted Average    Weighted                   Weighted
      Range of        Number       Remaining        Average       Number       Average
   Exercise Price   Outstanding Contractual Life Exercise Price Exercisable Exercise Price
   --------------   ----------- ---------------- -------------- ----------- --------------
       $1.99         1,777,076        8.01           $1.99          --           $--
       $2.75           703,631        8.83            2.75          --            --
       $3.36           343,633        9.10            3.36          --            --
       $3.97           448,360        9.50            3.97          --            --
                     ---------        ----           -----         ----          ----
                     3,272,700        8.50           $2.57          --           $--
                     =========        ====           =====         ====          ====

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plans. Accordingly, as all options have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company in connection with its stock-based compensation plans. Had compensation cost for the Company's stock plans been determined based upon the fair value at the date of grant for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would be reduced by approximately $196,763 and $297,447 or $0.01 and $0.01 per diluted share for the years ended January 31, 1999 and 2000, respectively. The weighted average fair value of the

                          ULTICOM, INC. AND SUBSIDIARY
options granted during the years ended January 31, 1999 and 2000 is estimated at $0.66 and $1.21, respectively, on the date of grant (using the Black-Scholes option pricing model) assuming an expected life of seven years and assuming the following weighted average assumptions: (i) volatility of 0% and risk free interest rate of 5.4% for the year ended January 31, 1999, and (ii) volatility of 0% and risk free interest rate of 5.8% for the year ended January 31, 2000.

Employee Stock Purchase Plan--Upon completion of our initial public offering, the Company adopted the 2000 Employee Stock Purchase Plan. Under the terms of this plan, a full time employee, who has been employed for at least three months, may purchase up to 10% of his or her base pay to purchase shares of the Company's common stock. The price of the stock is 85% of the last sale price on NASDAQ on the first or last day of the offering period. There are 600,000 shares available under this plan and no shares have been issued as of July 31, 2000.

8. Earnings Per Share ("EPS")

  Basic earnings per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share further assumes the issuance of common shares for all dilutive potential shares outstanding. The calculation for earnings per share for the year ended December 31, 1997, the one-month period ended January 31, 1998, and the years ended January 31, 1999 and 2000 and the six months ended July 31, 2000 was as follows:

                                 December 31, 1997       January 31, 1998
                              ----------------------- ------------------------
                                            Per Share                Per Share
                              Income Shares  Amount   Income  Shares  Amount
                              ------ ------ --------- ------  ------ ---------
                                   (In thousands, except per share data)
   Basic EPS
   Net Income (Loss)......... $2,055 32,727   $0.06   $(431)  32,727  $(0.01)
   Effect of Dilutive
    Securities-Options.......    --     --      --      --       --      --
                              ------ ------   -----   -----   ------  ------
   Diluted EPS............... $2,055 32,727   $0.06   $(431)  32,727  $(0.01)
                              ====== ======   =====   =====   ======  ======

                            January 31, 1999        January 31, 2000        July 31, 1999       July 31, 2000
                         ----------------------- ----------------------- ------------------- -------------------
                                       Per Share               Per Share                Per                 Per
                         Income Shares  Amount   Income Shares  Amount   Income Shares Share Income Shares Share
                         ------ ------ --------- ------ ------ --------- ------ ------ ----- ------ ------ -----
                                                                             (unaudited)         (unaudited)
                                                  (In thousands, except per share data)
Basic EPS
Net income.............. $1,567 32,727   $0.05   $1,574 32,727   $0.05    $612  32,727 $0.02 $2,677 35,886 $0.07
Effect of dilutive
 securities-options.....    --     360     --       --   1,032     --      --      852   --     --   2,857   --
                         ------ ------   -----   ------ ------   -----    ----  ------ ----- ------ ------ -----
Diluted EPS............. $1,567 33,087   $0.05   $1,574 33,759   $0.05    $612  33,579 $0.02 $2,677 38,743 $0.07
                         ====== ======   =====   ====== ======   =====    ====  ====== ===== ====== ====== =====

9. Interest Income (Expense), Net

  Interest income (expense), net consists of the following:

                                          One Month  Year Ended    Six Months Ended
                             Year Ended     Ended    January 31,       July 31,
                            December 31, January 31, ------------  ------------------
                                1997        1998     1999   2000    1999      2000
                            ------------ ----------- -----  -----  -------- ---------
                                                                      (unaudited)
                                                (In thousands)
   Interest income.........    $  25        $  3     $  69  $ 103  $    44     $1,377
   Interest expense........     (532)        (48)     (419)  (374)    (153)      (114)
                               -----        ----     -----  -----  -------  ---------
   Net.....................    $(507)       $(45)    $(350) $(271) $   109  $   1,263
                               =====        ====     =====  =====  =======  =========

                          ULTICOM, INC. AND SUBSIDIARY

10. Income Taxes

  The provision for income taxes consists of the following:

                                                        One Month  Year Ended
                                           Year Ended     Ended    January 31,
                                          December 31, January 31, ------------
                                              1997        1998     1999   2000
                                          ------------ ----------- ----  ------
                                                     (In thousands)
   Current:
     Federal.............................    $  958       $(229)   $578  $1,075
     State...............................       119         (28)     73     147
                                             ------       -----    ----  ------
       Total current.....................     1,077        (257)    651   1,222
                                             ------       -----    ----  ------
   Deferred (benefit):
     Federal.............................       122           7     249    (246)
     State...............................        14           1      27     (12)
                                             ------       -----    ----  ------
       Total deferred....................       136           8     276    (258)
                                             ------       -----    ----  ------
                                             $1,213       $(249)   $927  $  964
                                             ======       =====    ====  ======

  The reconciliation of the U.S. Federal statutory tax rate to the Company's effective rate is as follows:

                                                        One Month  Year Ended
                                           Year Ended     Ended    January 31,
                                          December 31, January 31, ------------
                                              1997        1998     1999   2000
                                          ------------ ----------- ----  ------
   U.S. Federal statutory rate...........        34%        (34%)    34%     34%
   State taxes, net......................         3          (3)      3       4
                                             ------       -----    ----  ------
   Company's effective tax rate..........        37%        (37%)    37%     38%
                                             ======       =====    ====  ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax asset and liability at January 31, 1999 and 2000 are as follows:

                                                                 January 31,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
                                                               (In thousands)
   Deferred tax asset:
     Accrued liabilities and other............................ $   105  $   239
     Allowance for doubtful accounts..........................      62       93
                                                               -------  -------
       Total deferred tax asset...............................     167      332
                                                               -------  -------
   Deferred tax liability:
     Depreciation.............................................    (257)    (164)
                                                               -------  -------
     Total deferred tax liability.............................    (257)    (164)
                                                               -------  -------
       Net deferred tax asset (liability)..................... $   (90) $   168
                                                               =======  =======

                          ULTICOM, INC. AND SUBSIDIARY

11. Business Segment Information

  The Company is engaged in one business segment: the design, development, manufacture, marketing and support of special software and hardware for the communications industry.

  Sales by country, as a percentage of total sales is as follows:

                                                           Year Ended      Six Months Ended
                             Year Ended      One Month     January 31,         July 31,
                            December 31, Ended January 31, -------------   -------------------
                                1997           1998        1999    2000      1999       2000
                            ------------ ----------------- -----   -----   --------   --------
                                                                              (Unaudited)
   United States...........      50%             78%          49%     37%        33%        33%
   Germany.................      13%            --            13%     12%        15%        10%
   Israel..................      19%             20%          20%     18%        17%        18%
   England.................      11%              1%           7%      5%         4%         9%
   Sweden..................     --              --             3%     16%        19%        17%
   Other...................       7%              1%           8%     12%        12%        13%
                                ---             ---        -----   -----   --------   --------
     Total.................     100%            100%         100%    100%       100%       100%
                                ===             ===        =====   =====   ========   ========

  The Company has no significant long-lived assets deployed outside of the United States. For the year ended December 31, 1997, subsidiaries of Comverse, Qualcomm, Siemens and Sun Microsystems, accounted for approximately 19%, 13%, 13% and 10%, respectively, of the Company's sales. For the one month ended January 31, 1998, Amdahl, subsidiaries of Comverse and Compaq accounted for approximately 50%, 20% and 14%, respectively, of the Company's sales. For the year ended January 31, 1999, subsidiaries of Comverse and Siemens accounted for approximately 20% and 13%, respectively, of the Company's sales. For the year ended January 31, 2000, Ericsson, subsidiaries of Comverse, and Siemens accounted for approximately 20%, 18% and 12%, respectively, of the Company's sales.

12. Commitments and Contingencies

  Leases--The Company leases office space under non-cancelable operating leases. Rent expense for all leased premises approximated $443,000, $46,000, $541,000, $593,000, $282,000 and $435,000 for the year ended December 31, 1997, the one month ended January 31, 1998, the years ended January 31, 1999 and 2000 and the six months ended July 31, 1999 and 2000, respectively. For the year ended December 31, 1997, the one month ended January 31, 1998 and the years ended January 31, 1999 and 2000, the Company received rental income from other subsidiaries of Comverse of $213,000, $18,000, $138,000, and $0, respectively, for their proportionate share of the leased space. At January 31, 2000, the Company does not share office space with any subsidiaries of Comverse.

  As of January 31, 2000, the minimum rent obligations of the Company were approximately as follows:

     Years Ending
      January 31,                                                     Amount
     ------------                                                 --------------
                                                                  (In thousands)
     2001........................................................     $  537
     2002........................................................        464
     2003........................................................        483
     2004........................................................        503
     2005 and thereafter.........................................      1,212
                                                                      ------
                                                                      $3,199
                                                                      ======

  Litigation--The Company is subject to legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have a significant adverse effect on the Company's business or its financial statements.

       Ulticom's global customer base and worldwide product penetration.

                                     [MAP]

                      . Customer locations by headquarters



                             [ ] Product by country

[GRAPHIC OF SECTION OF WORLD MAP]
                                4,250,000 Shares

                             [LOGO OF ULTICOM/TM/]


                                  Common Stock




                                 ------------

                                   PROSPECTUS

                                       , 2000

                                 ------------



                                Lehman Brothers

                                   Chase H&Q

                            Bear, Stearns & Co. Inc.

                        U.S. Bancorp Piper Jaffray

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

                                                                     Amount to
                                                                      Be Paid
                                                                     ----------
   Securities and Exchange Commission Registration Fee.............. $   72,824
   National Association of Securities Dealers, Inc. Filing Fee......     28,085
   Printing and Engraving...........................................    200,000
   Legal Fees and Expenses..........................................    400,000
   Accounting Fees and Expenses.....................................    200,000
   Miscellaneous....................................................     99,091
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

  The New Jersey Business Corporation Act provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

  Our certificate of incorporation provides that every person who:

  . is or was a director, officer, employee or agent of ours or of any constituent corporation absorbed by us in a consolidation or merger, or the legal representative of any such director, officer, employee or agent, or

  . is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. Our certificate also provides that, during the pendency of any such proceeding, we will advance to the fullest extent permitted by law expenses incurred from time to time by an indemnified person in connection with the proceeding, subject to our receipt of an undertaking as required by law. We intend to enter into an indemnity agreement with each of our directors and officers, pursuant to which we will agree to provide indemnification and expense reimbursement as outlined above.

  Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability asserted against or incurred by these individuals in their capacity, or arising out of their status, as our officer, director or employee, regardless of whether the New Jersey Business Corporation Act would permit indemnification. Pursuant to our services agreement, Comverse has obtained directors' and officers' liability insurance which also provides coverage for our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

  Described below are unregistered securities sold by the Company during the three years preceding the filing of this Registration Statement:

    None

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
  1.1   Form of Underwriting Agreement.

  3.1*  Amended and Restated Certificate of Incorporation of Ulticom, Inc.

  3.2*  Amended and Restated Bylaws of Ulticom, Inc.

  4.1*  Specimen Common Stock certificate.

  4.2* See Exhibit 3.1 for provisions defining the rights of holders of common stock of the Registrant.

  5.1   Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A.

 10.1*  Services Agreement, dated as of February 1, 1998, between Comverse
        Technology, Inc. and Ulticom, Inc.

 10.2* Federal Income Tax Sharing Agreement, dated as of December 21, 1999, between Comverse Technology, Inc. and Ulticom, Inc.

 10.3*  Patent License Agreement, dated January 12, 2000, between Comverse
        Patent Holding Company, Inc. and Ulticom, Inc.

 10.4*  License Agreement, dated as of February 1, 2000, between Comverse
        Network Systems, Inc. and Ulticom, Inc.

 10.5*  Registration Rights Agreement, dated as of January 1, 2000, between
        Comverse Technology, Inc. and Ulticom, Inc.

 10.6*  Business Opportunities Agreement, dated as of January 1, 1999, between
        Comverse Technology, Inc. and Ulticom, Inc.

 10.7*  Form of Indemnification Agreement.

 10.8*  1998 Stock Incentive Compensation Plan.

 10.9*  Employment Agreement, dated as of February 1, 2000, between Shawn
        Osborne and Ulticom, Inc.

 11.1*  Statement re: Computation of Basic and Diluted Earnings (Loss) Per
        Share.

 23.1   Consent of Deloitte & Touche LLP.

 23.2 Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A. (included in Exhibit 5.1).

 24.1+  Powers of Attorney.

--------
* Previously filed as an exhibit to the Registrants Registration Statement Form S-1 (Registration No. 333-94873).

+  Previously filed.

  (b) Financial Statement Schedules.

    None

Item 17. Undertakings.

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of September, 2000.

                                          Ulticom, Inc.

                                          By: /s/ Shawn K. Osborne
                                             -----------------------------
                                          Name: Shawn K. Osborne
                                          Title: President and Chief Executive
                                                 Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board and  September 15, 2000
______________________________________  Director
            Kobi Alexander

         /s/ Shawn K. Osborne          President and Chief        September 15, 2000
______________________________________  Executive Officer and
           Shawn K. Osborne             Director

         /s/ David Kreinberg           Chief Financial Officer    September 15, 2000
______________________________________  and Director (Principal
           David Kreinberg              Financial and Accounting
                                        Officer)

                  *                    Director                   September 15, 2000
______________________________________
           William F. Sorin

                  *                    Director                   September 15, 2000
______________________________________
            Paul D. Baker

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                   September 15, 2000
______________________________________
             Yaacov Koren

                  *                    Director                   September 15, 2000
______________________________________
              Zvi Bar-On

                  *                    Director                   September 15, 2000
______________________________________
              Ron Hiram

                  *                    Director                   September 15, 2000
______________________________________
            Rex McWilliams

         /s/ David Kreinberg
By: __________________________________
           David Kreinberg
          (Attorney-in-Fact)

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
  1.1   Form of Underwriting Agreement.

  3.1*  Amended and Restated Certificate of Incorporation of Ulticom, Inc.

  3.2*  Amended and Restated Bylaws of Ulticom, Inc.

  4.1*  Specimen Common Stock certificate.

  4.2* See Exhibit 3.1 for provisions defining the rights of holders of common stock of the Registrant.

  5.1   Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A.

 10.1*  Services Agreement, dated as of February 1, 1998, between Comverse
        Technology, Inc. and Ulticom, Inc.

 10.2* Federal Income Tax Sharing Agreement, dated as of December 21, 1999, between Comverse Technology, Inc. and Ulticom, Inc.

 10.3*  Patent License Agreement, dated January 12, 2000, between Comverse
        Patent Holding Company, Inc. and Ulticom, Inc.

 10.4*  License Agreement, dated as of February 1, 2000, between Comverse
        Network Systems, Inc. and Ulticom, Inc.

 10.5*  Registration Rights Agreement, dated as of January 1, 2000, between
        Comverse Technology Inc. and Ulticom, Inc.

 10.6*  Business Opportunities Agreement, dated as of January 1, 1999, between
        Comverse Technology Inc. and Ulticom, Inc.

 10.7*  Form of Indemnification Agreement.

 10.8*  1998 Stock Incentive Compensation Plan

 10.9*  Employment Agreement, dated as of February 1, 2000, between Shawn
        Osborne and Ulticom, Inc.

 11.1*  Statement re: Computation of Basic and Diluted Earnings (Loss) Per
        Share.

 23.1   Consent of Deloitte & Touche LLP.

 23.2 Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.(included in Exhibit 5.1).

 24.1+  Powers of Attorney.


--------
* Previously filed as an exhibit to the Registrants Registration Statement Form S-1 (Registration No. 333-94873).

+  Previously filed.